Exhibit 2.1

AGREEMENT OF MERGER

Dated as of February 20, 2007

among

SHIRE PLC,

SHUTTLE CORPORATION

and

NEW RIVER PHARMACEUTICALS INC.

i

EXHIBIT A	Tender and Support Agreement

EXHIBIT B	Plan of Merger

Table of Defined Terms

The following terms are defined in the section of this Agreement set forth after such term below:

Term

Acceptance Date	Section 1.1(a)
Act	Section 9.12(a)
Affiliate	Section 9.12(b)
Agreement	Recitals
Antitrust Laws	Section 6.5(a)
Articles of Merger	Section 2.3
Bankruptcy and Equity Exception	Section 4.4(a)
Business	Section 9.12(c)
business day	Section 9.12(d)
Certificate	Section 3.1(c)
Change in Parent Recommendation	Section 6.2
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 3.2(g)
Collaboration Agreements	Section 9.12(e)
Company	Recitals
Company Adverse Recommendation Change	Section 6.4(a)
Company Affiliates	Section 4.22(a)
Company Common Stock	Recitals
Company Confidential Information	Section 9.12(f)
Company Copyrights	Section 9.12(g)
Company Disclosure Documents	Section 4.10(a)
Company Disclosure Schedule	ARTICLE IV
Company Employee	Section 6.12
Company Hedge Option	Section 4.2(a)
Company Hedge Option Confirmations	Section 4.2(a)
Company Material Adverse Effect	Section 4.1(a)
Company Patents	Section 9.12(h)
Company Payment Event	Section 8.3(a)
Company Plans	Section 4.12(a)
Company Preferred Stock	Section 4.2(a)
Company Proxy Statement	Section 4.10(a)
Company SEC Documents	Section 4.6(a)
Company Securities	Section 4.2(a)
Company Shareholder Approval	Section 4.4(e)
Company Shareholders Meeting	Section 6.1(a)
Company Stock Plan	Section 9.12(i)
Company Technology	Section 9.12(j)
Company Trademarks	Section 9.12(k)

v

Term

Company Trade Secrets	Section 9.12(l)
Compensation Actions	Section 4.12(k)
Compensation Committee	Section 1.2(c)
Confidential Information	Section 9.12(m)
Confidentiality Agreement	Section 6.4(b)
Continuing Indemnitees	Section 6.10(c)
Contract	Section 4.4(c)
Convertible Notes	Section 4.2(a)
Copyright	Section 9.12(n)
Dissenters’ Shares	Section 3.4
Drug Approval Application	Section 9.12(o)
Effect	Section 4.1(a)
Effective Time	Section 2.3
Environmental Laws	Section 4.14(f)(i)
ERISA	Section 4.12(a)
ERISA Affiliate	Section 4.12(a)
Exchange Act	Section 4.5
Expiration Date	Annex I
FDA	Section 9.12(p)
FDA Requirements	Section 4.18(f)
Financial Advisors	Section 4.19
Forward Confirmation	Section 4.2(a)
Forward Transaction	Section 4.2(a)
fully-diluted basis	Annex I
GAAP	Section 9.12(q)
Governmental Authority	Section 9.12(r)
Grant Date	Section 4.12(i)
Hazardous Materials	Section 4.14(f)(ii)
HSR Act	Section 9.12(s)
IND	Section 9.12(t)
Indemnitee	Section 6.10(a)
Indenture	Section 4.2(a)
IRS	Section 4.12(b)
Key Product	Section 9.12(u)
Know-How	Section 9.12(v)
Knowledge	Section 9.12(w)
Laws	Section 4.9
Leased Real Property	Section 4.16(b)
Lien	Section 9.12(x)
Marketing Approval	Section 9.12(y)
Material Contracts	Section 4.15(a)
Merger	Recitals
Merger Consideration	Section 3.1(c)
Merger Recommendation	Section 4.4(b)

Term

Merger Sub	Recitals
Merger Sub Common Stock	Section 3.1
Merrill Warrants	Section 4.2(a)
Nasdaq	Section 4.5
NDA	Section 9.12(z)
Non-Competition Agreements	Section 4.17(o)
Offer	Recitals
Offer Conditions	Section 1.1(a)
Offer Documents	Section 1.1(b)
Offer Price	Recitals
Offer Recommendation	Section 4.4(b)
Option	Section 3.3(a)
Option Consideration	Section 3.3(a)
Organizational Documents	Section 4.1(b)
Parent	Recitals
Parent Board Recommendation	Section 5.2(b)
Parent Financing	Section 6.18
Parent Material Adverse Effect	Section 5.1
Parent Payment Event	Section 8.3(b)
Parent Shareholder Approvals	Section 5.2(d)
Parent Shareholder Circular	Section 5.4(a)
Parent Shareholder Meeting	Section 6.2
Parent Voting Proposals	Section 5.2(d)
Paying Agent	Section 3.2(a)
Patent	Section 9.12(aa)
Permits	Section 4.9
Permitted Liens	Section 9.12(bb)
Person	Section 9.12(cc)
Plan of Merger	Section 2.3
Real Property Lease	Section 4.16(b)
Release	Section 4.14(f)(iii)
Representatives	Section 6.4(a)
Restraints	Section 7.1(b)
SAR	Section 3.3(b)
SAR Consideration	Section 3.3(b)
Sarbanes-Oxley Act	Section 9.12(dd)
SCC	Section 2.3
Schedule 14D-9	Section 1.2(b)
Schedule TO	Section 1.1(b)
SEC	Section 4.5
Securities Act	Section 4.5
Subsequent Offering Period	Section 1.1(a)
sNDA	Section 9.12(ee)
Specified Date	Section 1.2(c)

Term

Subsidiary	Section 9.12(ff)
Superior Proposal	Section 6.4(e)
Surviving Corporation	Section 2.1
Takeover Proposal	Section 6.4(e)
Taxes	Section 4.11
Tax Return	Section 4.11
Technology	Section 9.12(gg)
Technology Assignment Agreements	Section 4.17(t)
Tender and Support Agreement	Recitals
Third Party	Section 9.12(hh)
Top-Up Notice	Section 1.4(c)
Top-Up Option	Section 1.4(a)
Top-Up Shares	Section 1.4(a)
Trademark	Section 9.12(ii)
Trade Secret	Section 9.12(jj)
Transactions	Section 9.12(kk)
VSCA	Recitals
Walk-Away Date	Section 8.1(b)(i)
Warrant Confirmations	Section 4.2(a)

AGREEMENT OF MERGER

This AGREEMENT OF MERGER, dated as of February 20, 2007 (this “Agreement”), is among Shire plc, a public limited company incorporated under the laws of England and Wales (“Parent”), Shuttle Corporation, a Virginia corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and New River Pharmaceuticals Inc., a Virginia corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, the Company and Merger Sub have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is proposed that pursuant to this Agreement, and subject to the terms and conditions set forth herein, Parent will cause Merger Sub to make a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase all of the outstanding common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) at a price per share of $64.00, net to the seller in cash (such amount, or any other amount per share of Company Common Stock paid pursuant to the Offer and this Agreement, the “Offer Price”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following the consummation of the Offer, Merger Sub will merge (the “Merger”) with and into the Company in accordance with the Virginia Stock Corporation Act of the Commonwealth of Virginia (the “VSCA”), with the Company surviving the merger as an indirect wholly owned subsidiary of Parent, and each share of Company Common Stock outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent or Merger Sub or any direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Effective Time, which will be cancelled with no consideration issued in exchange therefor, and other than Dissenting Shares) will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company by a unanimous vote of the directors present has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger are advisable and in the best interest of the Company and its shareholders, (ii) adopted and approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance the requirements of the VSCA and (iii) subject to the terms and conditions set forth herein, resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its shareholders;

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have adopted, approved and declared advisable, and Parent has caused the sole shareholder of Merger Sub to approve, this Agreement providing for the Offer and the Merger in accordance with the VSCA, upon the terms and subject to the conditions set forth herein; and

WHEREAS, as an inducement to and condition to Parent’s willingness to enter into this Agreement, certain shareholders of the Company are entering into a Tender and Support

Agreement with Parent simultaneously with the execution of this Agreement in substantially the form attached hereto as Exhibit A (the “Tender and Support Agreement”), whereby, among other things, such shareholders have agreed, upon the terms and subject to the conditions set forth therein, to tender the shares of Company Common Stock held by them in the Offer and support any and all corporate action necessary to consummate the Merger;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE OFFER

Section 1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and that none of the events set forth in Paragraph (2) of Annex I hereto shall exist or have occurred and be continuing, as promptly as practicable after the date hereof, but in no event later than March 2, 2007, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase any and all of the outstanding shares of Company Common Stock at the Offer Price. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment and pay for shares of Company Common Stock tendered pursuant to the Offer shall be subject only to the conditions set forth in Annex I hereto (the “Offer Conditions”). Merger Sub expressly reserves the right to waive any of the Offer Conditions and to make any change in the terms of the Offer, except that without the prior written consent of the Company, Merger Sub shall not (A) decrease the Offer Price or change the form of the consideration payable in the Offer, (B) decrease the number of shares of Company Common Stock sought pursuant to the Offer, (C) amend or waive the condition set forth in paragraph 1(a) of Annex I, (D) add to the conditions set forth on Annex I, (E) modify the conditions set forth in Annex I in a manner adverse to the holders of shares of Company Common Stock, (F) extend the Expiration Date (as defined in Annex I) except as required or permitted by this Section 1.1(a), or (G) make any other change in the terms or conditions of the Offer which is adverse to the holders of shares of Company Common Stock. The initial Expiration Date shall be the twentieth business day following (and including the day of) the commencement of the Offer. If any of the Offer Conditions is not satisfied or waived on any scheduled Expiration Date, if such Offer Condition(s) could reasonably be expected to be satisfied, Merger Sub shall extend the Offer from time to time until such Offer Condition(s) are satisfied or waived. Any individual extension of the Offer pursuant to the preceding sentence shall not exceed 10 business days and in no event shall the Offer extend beyond the Walk-Away Date without the mutual written consent of the Company and Parent. Notwithstanding the foregoing, without the consent of the Company, Merger Sub shall have the right to extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable Law. Following expiration of the Offer, Merger Sub may, in its sole discretion, provide a subsequent offering period (the “Subsequent Offering Period”) in accordance with Rule 14d-11 of the Exchange Act. Subject to the foregoing, and to the satisfaction, or waiver by Merger Sub, of the Offer Conditions as of the time of any scheduled expiration of the Offer, Merger Sub shall, and Parent shall cause it to, accept for payment, as promptly as permitted under applicable securities laws, and pay for, as promptly as practicable after the date on which Merger Sub first accepts shares of Company Common Stock for payment pursuant to the Offer (the “Acceptance Date”), all shares of Company Common Stock (i) validly tendered and not withdrawn pursuant to the Offer and (ii) validly tendered in the Subsequent Offering Period. Parent shall provide or cause to be provided to Merger Sub on a timely basis funds necessary to purchase all shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer and Merger Sub shall maintain such funds exclusively for such purpose.

(b) On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall include the summary term sheet required thereby and, as exhibits, the Offer to Purchase and a form of letter of transmittal (and appropriate ancillary documents) and summary advertisement (collectively, together with any amendments or supplements thereto, the “Offer Documents”) and (ii) cause the appropriate Offer Documents to be disseminated to holders of shares of Company Common Stock. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for inclusion in the Schedule TO and the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub agree to use reasonable best efforts to cause the Schedule TO as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case, as and to the extent required by applicable U.S. federal securities laws or the rules or regulations of Nasdaq. Without limiting the generality of the foregoing, the Company will furnish to Parent the information relating to the Company required by the Exchange Act to be set forth in the Offer Documents. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Sub shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent and Merger Sub to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent and Merger Sub or their counsel in any discussions or meetings with the SEC.

Section 1.2 Company Action.

(a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its shareholders, (ii) adopted and approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the VSCA and (iii) subject to Section 6.4, resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its shareholders. The Company has been advised that all of its directors and executive officers who own shares of Company Common Stock intend either to tender their shares of Company Common Stock pursuant to the Offer or to vote in favor of the Merger. The Company shall promptly furnish Parent with a list of its shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case true and correct as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with disseminating the Offer Documents to the Company’s shareholders.

(b) As soon as practicable on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 6.4, shall reflect the recommendations of the Company’s Board of Directors referred to above. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities laws or the rules or regulations of Nasdaq. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel. The Company shall provide Parent, Merger Sub and their counsel with (i) any comments or other communications, whether written or oral, that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(c) Prior to the Expiration Date, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) shall take all such actions as may be required to approve or ratify, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, any and all Compensation Actions taken since March 1, 2006 (such date, the “Specified Date”) and prior to the Expiration Date that have not already been so approved or ratified.

Section 1.3 Directors.

(a) Effective upon the purchase of shares of Company Common Stock pursuant to the Offer, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company’s Board of Directors that equals the product of (i) the total number of directors on the Company’s Board of Directors (giving effect to the election of any additional directors pursuant to this Section 1.3(a)) and (ii) the percentage that the number of shares of Company Common Stock beneficially owned by Parent and/or Merger Sub (including shares of Company Common Stock purchased pursuant to the Offer) bears to the total number of shares of Company Common Stock then outstanding, and the Company shall use reasonable best efforts to cause Parent’s designees to be elected or appointed to the Company’s Board of Directors, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company shall also use its reasonable best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Company’s Board of Directors and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Company’s Board of Directors. Notwithstanding the foregoing, until the Acceptance Date, the Company shall use its reasonable best efforts to ensure that all of the members of the Company’s Board of Directors and such committees and boards as of the date hereof who are not employees of the Company remain members of the Company’s Board of Directors and such committees and boards until the Effective Time.

(b) The Company’s obligations to appoint Parent’s designees to the Company’s Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

(c) Following the election or appointment of Parent’s designees pursuant to Section 1.3(a) and until the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Parent shall be required to authorize (and such authorization shall constitute the authorization of the Company’s Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement, any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, any exercise of the Company’s rights or remedies under this Agreement or any action seeking to enforce any obligation of Parent or Merger Sub under this Agreement.

Section 1.4 Top-Up Option.

(a) Subject to Section 1.4(b) and Section 1.4(c) hereof, the Company grants to Parent and Merger Sub an irrevocable option, for so long as this Agreement has not been terminated pursuant to the provisions hereof (the “Top-Up Option”), to purchase from the Company up to the number of authorized and unissued shares of Company Common Stock equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Merger Sub and/or Parent at the time of exercise of the Top-Up Option, constitutes one share of Company Common Stock more than 90% of the then outstanding shares of Company Common Stock, that would be outstanding immediately after the issuance of all shares of Company Common Stock subject to the Top-Up Option (such shares of Company Common Stock subject to the Top-Up Option, the “Top-Up Shares”).

(b) The Top-Up Option may be exercised by Parent or Merger Sub, in whole or in part, only once, at any time during the 10 business day period following the Acceptance Date, or if the Subsequent Offering Period is made available, during the 10 business day period following the expiration date of the Subsequent Offering Period and only if Parent and/or Merger Sub shall own as of such time less than 90% of the outstanding shares of Company Common Stock on a fully diluted basis; provided, however, that notwithstanding anything in this Agreement to the contrary (i) the Top-Up Option shall not be exercisable to the extent that (A) the issuance of the shares of Company Common Stock upon exercise of the Top-Up Option would require approval of the Company’s shareholders under Nasdaq rules, (B) the number of shares of Company Common Stock issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued shares of Company Common Stock or (C) any provision of applicable Laws or any judgment, injunction, order or decree of any Governmental Authority would prohibit, or require any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any Governmental Authority or the Company’s shareholders in connection with the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise, which action, consent, approval, authorization or permit, action, filing or notification has not theretofore been obtained or made, as applicable. The aggregate purchase price payable for the shares of Company Common Stock being purchased by Parent or Merger Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such shares by the Offer Price. Such purchase price may be paid by Parent or Merger Sub, at its election, either entirely in cash or by paying in cash an amount equal to not less than the aggregate par value of such shares and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price. Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

(c) In the event Parent or Merger Sub wishes to exercise the Top-Up Option, Parent or Merger Sub shall deliver to the Company a notice (the “Top-Up Notice”) setting forth (i) the number of Top-Up Shares that Parent or Merger Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Parent or Merger Sub intends to pay the applicable exercise price and (iii) the place and time at which the closing of the purchase of such Top-Up Shares by Parent or Merger Sub is to take place. The Top-Up Notice shall also include an undertaking signed by Parent and Merger Sub that, as promptly as practicable following such exercise of the Top-Up Option, Merger Sub intends to (and Merger Sub shall, and Parent shall cause Merger Sub to, as promptly as practicable after such exercise) consummate the Merger in accordance with Article 12, Section 13.1-719 of the VSCA as contemplated by Section 6.16. At the closing of the purchase of the Top-Up Shares, Parent or Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Shares, and the Company shall cause to be issued to Parent or Merger Sub (as the case may be) a certificate representing the Top-Up Shares. The parties hereto agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 9.10, and if not so consummated on such day, as promptly thereafter as possible. The parties further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Article 12, Section 13.1-719 of the VSCA as contemplated by Section 6.16 as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares.

(d) Parent and Merger Sub understand that the Top-Up Shares will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Sub represents, warrants and agrees that the Top-Up Option is being, and the Top-Up Shares will be, acquired by Parent or Merger Sub for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act. Any certificates evidencing Top-Up Shares may include any legends required by applicable securities laws.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the VSCA, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the VSCA, and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger except as otherwise provided herein.

Section 2.2 Closing. Subject to the provisions of ARTICLE VII, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on the second business day (which term “business day” is defined herein) after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions at such time), at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall (a) file articles of merger, in customary form (the “Articles of Merger”), together with the related plan of merger meeting the requirements of Section 13.1-716 of the VSCA (such plan of merger, the “Plan of Merger”), substantially in the form attached hereto as Exhibit B, with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) and (b) duly make all other filings and recordings required by the VSCA in order to effectuate the Merger. The Merger shall become effective upon the issuance of a certificate of merger by the SCC or at such later time as may be agreed to by Parent and the Company in writing and specified in the Articles of Merger (the date and time that the Merger becomes effective is referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and Section 13.1-721 of the VSCA.

Section 2.5 Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the articles of incorporation of the Company shall be amended and restated so that they shall be identical to the articles of incorporation of Merger Sub as in effect as of immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “New River Pharmaceuticals Inc.”) and shall be the articles of incorporation of the Surviving Corporation until thereafter amended (subject to Section 6.10 hereof) as provided therein or by applicable Law. At the Effective Time, the bylaws of the Company shall be amended and restated to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “New River Pharmaceuticals Inc.”) and shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 6.10 hereof).

Section 2.6 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub, the Company or the holders of any shares of Company Common Stock or of any shares of common stock, no par value per share, of Merger Sub (the “Merger Sub Common Stock”):

(a) Capital Stock of Merger Sub. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Cancellation of Subsidiary-Owned and Parent-Owned Company Common Stock. Any shares of Company Common Stock owned by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by Parent, Merger Sub or any wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.1(b) and shares for which the holders thereof properly demanded appraisal as provided in Section 3.4) shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or, in the case of uncertificated shares, evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 3.2(b), without interest.

Section 3.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a national bank or trust company (the “Paying Agent”) reasonably acceptable to the Company for the purpose of exchanging Certificates into the right to receive the Merger Consideration pursuant to Section 3.1(c). Parent shall deposit such aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time. Such aggregate Merger Consideration deposited with the Paying Agent may, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) money market funds investing solely in a combination of the foregoing. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs. Any portion of the Merger Consideration made available to the Paying Agent pursuant to this Section 3.2(a) to pay for shares of Company Common Stock for which appraisal rights have been properly demanded shall be returned to Parent, upon demand.

(b) Payment Procedures. As soon as reasonably practicable after the Effective Time (but in no event more than five business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as the Surviving Corporation or the Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive, and Parent shall cause the Paying Agent to promptly pay to such holder, in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate and such Certificate so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until so surrendered or transferred, as the case may be, in accordance with this Section 3.2, each Certificate shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

(c) Transfer Books. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this ARTICLE III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and from and after the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 3.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be exchanged for the Merger Consideration provided for in this ARTICLE III, subject to compliance with the procedures set forth herein.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this ARTICLE III.

(e) Termination of Fund. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.2(a) and any interest received with respect thereto that remains undistributed to the holders of Company Common Stock for nine months after the Effective Time shall be delivered to the Surviving Corporation, and thereafter any holders of Company Common Stock who have not complied with this Section 3.2 prior to the end of such nine-month period shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation, any of their respective Affiliates or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold (without duplication) from the consideration otherwise payable to a holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign Tax Law, and Parent, the Surviving Corporation or the Paying Agent shall provide to the former holders of Company Common Stock written notice of the amounts so deducted or withheld. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.3 Company Stock Options and Stock Appreciation Rights.

(a) Company Stock Options. At the Effective Time, all options to acquire shares of Company Common Stock outstanding immediately prior to the Effective Time granted by the Company under any Company Stock Plan (each, an “Option”), whether or not fully vested and exercisable, shall be cancelled and each holder of an Option shall be paid in full satisfaction of such Option, a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option, subject to applicable withholding Taxes. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option. Promptly (and in no event more than three business days) after the Effective Time, Parent shall make or cause the Surviving Corporation to make the cash payments to be made to holders of Options pursuant to this Section 3.3(a). For purposes of this Agreement, an “Option” does not include the Merrill Warrants.

(b) Company Stock Appreciation Rights. At the Effective Time, all stock appreciation rights outstanding immediately prior to the Effective Time with respect to shares of Company Common Stock, whether or not granted under a Company Stock Plan (each, a “SAR”), and whether or not fully vested and exercisable, shall be cancelled and each holder of a SAR shall be paid in full satisfaction of such SAR, a cash amount equal to the SAR Consideration for each share of Company Common Stock then subject to the SAR, subject to applicable withholding Taxes. For purposes of this Agreement, “SAR Consideration” means, with respect to each share of Company Common Stock subject to a particular SAR, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the strike price of such SAR in respect of such share of Company Common Stock related to such SAR. Promptly (and in no event more than three business days) after the Effective Time, Parent shall make or cause the Surviving Corporation to make the cash payments to be made to holders of SARs pursuant to this Section 3.3(b).

(c) If the Company, in consultation with Parent, determines that the transactions contemplated by this Section 3.3 require the consent of holders of Options or SARs or any amendments to the terms of any Company Stock Plan or related award documents, then prior to the Effective Time, the Company shall use reasonable best efforts to obtain any such consents or make any such amendments. Notwithstanding any provision of this Agreement to the contrary, payment pursuant to this Section 3.3 may be withheld in respect of any Option or SAR until any such consent so determined by the Company to be required has been obtained.

Section 3.4 Dissenters’ Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall not have voted or caused or permitted any of their shares to be voted in favor of the Merger and who shall have properly demanded appraisal for such shares in accordance with the VSCA to the extent entitled thereto (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration, and such shareholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of the VSCA; provided that all Dissenters’ Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under the VSCA shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender of the Certificates in the manner provided in Section 3.2 hereof that, immediately prior to the Effective Time, evidenced such shares.

Section 3.5 Adjustments. Notwithstanding any provision of this ARTICLE III to the contrary, if between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class or there is a change in the number of shares of Company Common Stock issuable upon conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Common Stock by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the cash payable pursuant to the Offer, the Merger Consideration, the Option Consideration and the SAR Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject in all respects to Section 9.8, except as set forth in the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”) simultaneously with the execution of this Agreement or as disclosed in the Company SEC Documents filed on or after December 31, 2005 and before the date of this Agreement, the Company represents and warrants to Parent and Merger Sub that:

Section 4.1 Organization, Standing and Corporate Power.

(a) Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (or equivalent status) under the Laws of the state of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing (or equivalent status) as a foreign corporation or other entity in each jurisdiction in which the nature of the business or activities conducted by it or the character or location of the properties and assets owned, leased or operated by it requires such license or qualification, except where the failure to be so licensed, qualified or in good standing (or equivalent status) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, development, circumstance or occurrence (each, an “Effect”) that, individually or when taken together with all other Effects, (x) has a material adverse effect on the results of operations, financial condition, business or assets of the Company and its Subsidiaries, taken as a whole, or (y) a material adverse effect on the Company’s ability to perform its obligations, or consummate the Transactions, in accordance with the terms of this

Agreement, provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (1) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (2) changes in general legal, regulatory, political, economic or business conditions or changes in GAAP or interpretations thereof that, in each case, generally affect industries in which the Company or its Subsidiaries conduct business, (3) any Effect proximately caused by the announcement, pendency or performance of this Agreement or the consummation of the Transactions or the identity of Parent, (4) any change in the trading prices or trading volume of the Company Common Stock (provided that the exception in this clause (4) shall not prevent or otherwise affect a determination that any Effect underlying such change has resulted in, or contributed to, a Company Material Adverse Effect), (5) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (6) earthquakes, hurricanes, floods or other natural disasters, (7) any Effect consisting of or resulting from any action taken by the Company or its Subsidiaries contemplated by this Agreement or in accordance with either of the Collaboration Agreements or with Parent’s written consent, (8) shareholder litigation alleging a breach of fiduciary duty in connection with this Agreement or the Transactions taken by itself (provided that the exception in this clause (8) shall not prevent or otherwise affect a determination that any facts giving rise to such litigation has resulted in, or contributed to, a Company Material Adverse Effect), or (9) any change in the composition of the Board of Directors of the Company pursuant to Section 1.3(a); provided, however, that with respect to clauses (1), (2) and (5), such Effect does not have a materially disproportionate and adverse effect on the Company and its Subsidiaries, taken as a whole, relative to most other comparable companies and their respective subsidiaries, taken as a whole, in the industry in which the Company and its Subsidiaries operate.

(b) The Company has made available to Parent complete and correct copies of the articles of incorporation and bylaws of the Company and the organizational documents of each of its Subsidiaries, as amended to the date of this Agreement (collectively, the “Organizational Documents”). The Organizational Documents are in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of its respective Organizational Documents.

(c) The Company has made available to Parent and its representatives complete and correct copies of the minutes of all meetings of shareholders of the Company, the Board of Directors of the Company and each committee of the Board of Directors of the Company held since December 31, 2001.

Section 4.2 Capitalization.

(a) As of February 19, 2007, the authorized capital stock of the Company consists of (i) 150,000,000 shares of Company Common Stock, of which 37,051,564 shares were issued and outstanding and (ii) 25,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”), none of which were issued or outstanding. There are no other classes of capital stock of the Company authorized or outstanding. As of February 19, 2007, 3,240,000 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 1,498,288 shares of Company Common Stock were issued upon exercise of Options and 805,086 shares of Company Common Stock are subject to outstanding Options). As of February 19, 2007, there were 2,449,500 SARs outstanding (of which 1,553,800 SARs were issued under the Company Stock Plans) and 628,350 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding SARs. As of February 19, 2007, 4,005,811 shares of Company Common Stock were issuable upon conversion of the Company’s 3.50% Convertible Subordinated Notes Due 2013 (the “Convertible Notes”), pursuant to the Indenture, dated as of July 25, 2006, between the Company and Wilmington Trust Company, as Trustee (the “Indenture”), assuming the Convertible Notes were convertible entirely into shares of Company Common Stock on such date and which number of shares is subject to adjustment as a result of an adjustment in the conversion rate applicable to the Convertible Notes as provided in the Indenture, including pursuant to Section 4.01(j) of the Indenture. As of February 19, 2007, 4,005,811 shares of Company Common Stock were issuable upon exercise of the Company’s outstanding warrants, which were issued by the Company to Merrill Lynch International pursuant to the Confirmation of OTC Warrant Transaction dated as of July 19, 2006, the Confirmation of OTC Warrant Transaction dated as of July 25, 2006 and the Confirmation of OTC Warrant Transaction dated as of August 10, 2006, in each case, between the Company and Merrill Lynch International (collectively, the “Warrant Confirmations”) in connection with the issuance of the Convertible Notes, which number of shares underlying such warrants are subject to adjustment as provided for by the terms of the Warrant Confirmations (the “Merrill Warrants”). As of February 19, 2007, the Company held options granted to the Company by Merrill Lynch International pursuant to the Confirmation of OTC Convertible Note Hedge dated as of July 19, 2006, the Confirmation of OTC Convertible Note Hedge dated as of July 25, 2006 and the Confirmation of OTC Convertible Note Hedge dated as of August 10, 2006, in each case, between the Company and Merrill Lynch International (collectively, the “Company Hedge Option Confirmations”) to receive from Merrill Lynch International up to 4,005,811 shares of Company Common Stock, which number of shares underlying such option is subject to adjustment as provided by the terms of the Company Hedge Option Confirmations (the “Company Hedge Option”). All outstanding shares of the Company Common Stock have been, and all shares of the Company Common Stock that may be issued upon exercise or conversion of Options, SARs, the Convertible Notes and the Merrill Warrants will be when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as described above or provided by the agreements referred to above, as of February 19, 2007: (A) there are no shares of capital stock of the Company authorized, issued, reserved for issuance or outstanding; (B) there are no outstanding options or other rights of any kind, which obligate the Company or any of its Subsidiaries to issue, deliver or dispose of any shares of capital stock, voting securities or other equity interests of the Company or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of the Company (collectively, “Company Securities”); (C) there are no restricted shares, stock appreciation rights, performance units, contingent clause rights, “phantom” equity or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company; (D) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than (i) the delivery of shares of Company Common Stock to the Company in connection with the forward transaction (the “Forward Transaction”) entered into pursuant to the Confirmation of Forward Stock Purchase Transaction dated as of July 19, 2006 (the “Forward Confirmation”) among the Company, Merrill Lynch International and Merrill, Lynch, Pierce, Fenner & Smith Incorporated or (ii) upon the exercise by the holders of Convertible Notes of their rights pursuant to Section 3.01(a) of the Indenture) or to file any registration statement with respect to any shares of capital stock of the Company; (E) there are no other options, calls, warrants, pre-emptive rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company or any of its Subsidiaries is a party; and (F) there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. The Indenture and any instrument representing the Convertible Notes, in the case of the Convertible Notes, the Warrant Confirmations (including the master agreements referred to therein), in the case of the Merrill Warrants, the Company Hedge Option Confirmations (including the master agreements referred to therein), in the case of the Company Hedge Options, and the Forward Confirmation (including the master agreement referred to therein), in the case of the Forward Transaction, constitute all the Contracts creating, or governing the terms of, the Convertible Notes, the Merrill Warrants and the Company Hedge Options, respectively.

(b) Section 4.2(b) of the Company Disclosure Schedule contains a complete and correct list of all outstanding Options and SARs as of February 19, 2007, whether or not granted under a Company Stock Plan, including the holder, the name of the relevant Company Stock Plan, the date of grant and the exercise or base price and number of shares of Company Common Stock subject thereto.

(c) Each of the outstanding shares of capital stock, voting securities or other equity interests of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights, and all such securities are owned by the Company or another wholly owned Subsidiary of the Company and are owned free and clear of all Liens. There are no (i) outstanding options or other rights of any kind, which obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of any such Subsidiary or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interest of a Company Subsidiary, (ii) restricted shares, stock appreciation rights, performance units, contingent clause rights, “phantom” equity or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company, (iii) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of a Company Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company’s Subsidiaries or any other Person; or (iv) other options, calls, warrants, pre-emptive rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Subsidiary of the Company to which the Company or any of its Subsidiaries is a party. None of the Subsidiaries of the Company owns any Company Common Stock.

(d) Except for this Agreement, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party relating to the voting of any shares of capital stock of the Company or granting to any Person the right to elect, or to designate or nominate for election, a director to the Board of Directors of the Company or any of its Subsidiaries. After giving effect to the transactions contemplated by Section 3.3, immediately following the consummation of the Merger, there will not be outstanding any rights, warrants, options or other securities entitling the holder thereof to purchase, acquire or otherwise receive any shares of the capital stock of the Company or any of its Subsidiaries (or any other securities exercisable for or convertible into such shares).

Section 4.3 Subsidiaries.

(a) Section 4.3 of the Company Disclosure Schedule sets forth the name, form of organization and jurisdiction of organization of each of the Company’s Subsidiaries. Each Subsidiary listed on Section 4.3 of the Company Disclosure Schedule is wholly owned by the Company. Other than the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries own, directly or indirectly, any equity or other ownership interests in any Person.

Section 4.4 Authority; Noncontravention; Voting Requirements.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action on the part of the Company, and except for obtaining the Company Shareholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”).

(b) As of the date hereof, the Company’s Board of Directors, at a meeting duly called and held at which all of the directors of the Company’s Board of Directors were present in person or by telephone in compliance with the applicable provisions of the VSCA, duly and unanimously adopted resolutions (i) adopting and approving this Agreement and the related Plan of Merger and approving the Transactions, (ii) declaring that this Agreement, the Offer, the Merger and the other Transactions are advisable, fair to, and in the best interests of the Company’s shareholders, (iii) taking all corporate action required to be taken by the Company Board of Directors to authorize and approve the consummation of the Transactions, (iv) recommending (subject to Section 6.4 hereof) that the shareholders of the Company accept the

Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer (together with the authorization by the Company’s Board of Directors of the grant of the Top-Up Option and the issuance of the Top-Up Shares upon exercise thereof, the “Offer Recommendation”), and that the holders of Company Common Stock approve and adopt this Agreement, the related Plan of Merger and the Merger (the “Merger Recommendation”), and (v) electing, to the extent permitted by applicable Laws, to make inapplicable all state takeover laws or similar Laws, including Article 14 (Affiliated Transactions) of the VSCA, to the extent they might otherwise apply to the execution, delivery, performance or consummation of this Agreement or the Tender and Support Agreement or the transactions (including, the Transactions) contemplated hereby or thereby, and none of the aforesaid actions by the Company’s Board of Directors has been amended, rescinded or modified as of the date hereof. No further corporate action is required by the Company’s Board of Directors in order for the Company to approve this Agreement or the Transactions, including the Merger and the Offer.

(c) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the terms or provisions hereof will (i) conflict with, or result in a violation or breach of, any provision of the articles of incorporation or bylaws of the Company or any organizational document of any Subsidiary of the Company, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.5 and the Company Shareholder Approval are obtained and the filings referred to in Section 4.5 are timely made, violate any Law applicable to the Company or any of its Subsidiaries or their respective properties or assets, (iii) assuming that the authorizations, consents and approvals referred to in Section 4.5 and the filings referred to in Section 4.5 are timely made, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligations or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under, any terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, contract, instrument or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets may be bound or any Permit affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, in the case of clauses (ii), (iii) and (iv), for such conflicts, violations, breaches, Liens or defaults that, individually or in the aggregate, (A) have not had and would not reasonably be expected to have a Company Material Adverse Effect and (B) would not reasonably be expected to prevent or materially delay the consummation by the Company of any of the Transactions.

(d) The Company’s Board of Directors has duly and validly approved and taken all corporate action required to be taken by the Company’s Board of Directors to grant the Top-Up Option and to issue the Top-Up Shares upon the exercise thereof. None of the grant of the Top-Up Option by the Company, the exercise thereof by Parent or the issuance of the Top-Up Shares to Parent in respect of such exercise, in each case, in accordance with Section 1.4, will conflict with, or result in a violation of breach of, any provision of applicable Laws or any judgment, injunction, order or decree of any Governmental Authority, or require any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any Governmental Authority or the Company’s shareholders.

(e) The affirmative vote (in person or by proxy) of a majority of the votes entitled to be cast by the holders of outstanding shares of Company Common Stock at the Company Shareholders Meeting, or any adjournment or postponement thereof, in favor of the approval and adoption of this Agreement and the related Plan of Merger (the “Company Shareholder Approval”) is (unless the Merger is consummated in accordance with Article 12, Section 13.1-719 of the VSCA as contemplated by Section 6.16) the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries necessary to approve this Agreement, the related Plan of Merger and the Merger.

Section 4.5 Governmental Approvals. Except for (a) the filing with the Securities and Exchange Commission (the “SEC”) of the Company Proxy Statement and the Schedule 14D-9, and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended (the “Securities Act”), the rules and regulations promulgated under the Exchange Act and the Securities Act, the rules of the Nasdaq Stock Market (“Nasdaq”), and filings under state securities or “blue sky” laws, (b) the filing of the Articles of Merger with the SCC and the issuance of a certificate of merger by the SCC pursuant to the VSCA and (c) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority or any stock market or stock exchange on which shares of Company Common Stock are listed for trading are necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has timely filed all reports, forms, schedules, statements, prospectuses, registration statements and other documents required to be filed by it with the SEC since August 5, 2004 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). No Subsidiary of the Company is required to file, or files, any form, report or other document with the SEC. Each Company SEC Document, as of its filing date or, if amended or supplemented prior to the date of this Agreement, as of the date of its last such amendment or supplement, complied as to form, and each such Company SEC Document filed subsequent to the date hereof will comply as to form, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, applicable to such Company SEC Documents. Each Company SEC Document, as of its filing date or, if amended or supplemented prior to the date of this Agreement, as of the date of its last such amendment or supplement, did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including the consolidated balance sheets and the related consolidated statements of income, consolidated statements of income and shareholders’ equity and consolidated statements of cash flows) of the Company included in the Company SEC Documents (i) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

(c) The Company has made available to Parent true and complete copies of all comment letters from the staff of the SEC relating to the Company SEC Documents and all written responses of the Company thereto through the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any SEC Documents.

(d) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities or obligations that (i) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, (ii) are accrued or reserved against in the most recent financial statements included in the Company SEC Documents filed prior to the date hereof or are reflected in the notes thereto, or (iii) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of Nasdaq.

(f) The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) under the Exchange Act, that is designed to provide reasonable assurance to the Company and its Board of Directors regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company’s management has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report on Form 10-K or amendment thereto based on such evaluation. To the extent required by applicable Law, the Company has disclosed, in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto, any change in the Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the

Company’s internal control over financial reporting. Based on its most recent evaluation of its system of internal control over financial reporting, (i) to the Knowledge of the Company, the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) the Company does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Except as disclosed in the Company SEC Documents, the Company has not identified any material weaknesses in the design or operation of the Company’s internal control over financial reporting.

(g) The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are designed to ensure that all information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is made known to the chief executive officer and the chief financial officer of Company by others within the Company to allow timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. The Company has evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(h) To the Knowledge of the Company, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company. Except as set forth in Company compliance reports made available to Parent, since August 5, 2004 through the date of this Agreement, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel or similar legal officer, the Company’s Board of Directors or any committee thereof.

(i) The Company has not had any material dispute with its independent public auditors regarding accounting matters or policies since August 5, 2004. Since August 5, 2004, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received any material, unresolved complaint, allegation, assertion or claim regarding accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls or any material inaccuracy in the Company’s financial statements. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any Subsidiary of the Company, has reported to the Company’s Board of Directors or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents.

Section 4.7 Absence of Certain Changes. Since October 1, 2006 through the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course and there has not been (a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (b) any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.3; provided that, for the purposes of clause (b) of this Section 4.7, references to “the date hereof” in clauses (i) through (xxi) of Section 6.3(b) shall be deemed to refer to October 1, 2006.

Section 4.8 Legal Proceedings. There is no legal or administrative proceeding, claim, suit or action pending or, to the Knowledge of the Company, threatened, against or affecting, the Company, any of its Subsidiaries, any Company Plan, any present or former officer, director or employee of the Company or any of its Subsidiaries in their respective capacities as such before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any arbitrator or Governmental Authority, nor is there any injunction, order, judgment, ruling or decree of any arbitrator or Governmental Authority imposed upon or outstanding against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, investigation by any Governmental Authority involving the Company or any of its Subsidiaries.

Section 4.9 Compliance With Laws; Permits. Each of the Company and its Subsidiaries has been since December 31, 2004, and is currently, in compliance in all material respects with all laws, injunctions, judgments, decrees, rulings, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to it, its properties or other assets, its business or operations or employees. None of the Company or any of its Subsidiaries has received, since December 31, 2004, a written notice or other written communication alleging or relating to a possible violation by the Company or any of its Subsidiaries of any Laws applicable to its businesses or operations. The Company and each of its Subsidiaries hold all licenses, registrations, variances, exemptions, operating certificates, franchises, orders, permits, certificates, approvals, authorizations, concessions and similar rights from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Permit except as has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance in all material respects with the terms of all Permits, and no event has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any material Permit.

Section 4.10 Information Supplied.

(a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the Transactions (the “Company Disclosure Documents”), including the Schedule 14D-9, the proxy or information statement of the Company (the “Company Proxy Statement”), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing or the representations and warranties contained in Section 4.10(b), the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporated by reference in any Company Disclosure Document.

(b) The (i) Company Proxy Statement (and any amendments thereof or supplements thereto), on the date it is first mailed to shareholders of the Company, at the time of the Company Shareholders Meeting and as of the time of any amendments thereof or supplements thereto, and (ii) any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing with the SEC of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) All of the information provided or to be provided by the Company specifically for inclusion or incorporation by reference in the Parent Shareholder Circular or in any notification to any regulatory information service approved by the UK Listing Authority supplemental to the Parent Shareholder Circular, at the time the Parent Shareholder Circular is first mailed to shareholders of Parent or at the time any such supplemental notification is made, respectively, and (in both cases) at the time such shareholders vote on the resolutions set forth in the Parent Shareholder Circular, will be in accordance with the facts and will not omit anything likely to affect the import of such information. The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.11 Taxes. As used in this Agreement, the term “Tax” or “Taxes” shall mean (a) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by a federal, state, local or foreign Governmental Authority, including income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security (or similar), unemployment, disability, value added, alternative or add-on minimum or other taxes, and including any interest, penalties or additions attributable thereto; (b) any liability for the payment of any amount of the type described in clause (a) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto; and (c) any liability for the payment of any amount of the type described in clauses (a) and (b) above as a result of any implied obligation to indemnify or otherwise assume the liability of any other Person or as a transferee or successor. “Tax Return”, as used in this Agreement, shall mean any return, filing, report, questionnaire, information statement or other document required to be filed, including amended returns that may be filed, for any taxable period with any Governmental Authority relating to Taxes.

(a) The Company and its Subsidiaries have timely filed, or caused to be filed, (taking into account any valid extensions) all material Tax Returns required to be filed by them with the appropriate Governmental Authority and all such Tax Returns were true, complete and correct in all material respects.

(b) All material Taxes due and payable by the Company or any of its Subsidiaries have been duly and timely paid or are being contested in good faith and are adequately provided for in accordance with GAAP in the Company SEC Documents.

(c) There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries except for Permitted Liens.

(d) All Tax withholding and deposit obligations imposed on or with respect to the Company and its Subsidiaries (including any withholding with respect to wages or other amounts paid to employees) have been satisfied in full in all material respects.

(e) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency with respect to any taxable year or period which has not yet expired.

(f) Except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries is a party or is bound by any material Tax sharing agreements (other than such an agreement between the Company and its Subsidiaries).

(g) Neither the Company nor any of its Subsidiaries has been a member of any affiliated group filing a consolidated federal income Tax Return (other than any such group the common parent of which was the Company).

(h) The Company is not a United States Real Property Holding Corporation within the meaning of Section 897 of the Code and was not a United States Real Property Holding Corporation on any “determination date” as defined in Treas. Regs. Section 1.897-2(c) in the five year period ending on the date hereof.

(i) There is no claim, action, suit, investigation, audit or proceeding, including any appeal or application for review, now pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any Subsidiary in respect of any material Tax or material Tax asset of the Company or any Subsidiary.

(j) None of the Company or any Subsidiary is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or in a “reportable Transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(k) Other than the Subsidiaries set forth in Section 4.3(a) of the Company Disclosure Schedule, the Company has no investment equal to or greater then 10% in a controlled foreign corporation as defined by Code Section 957(a) and Treas. Regs. Section 1.957-1(a)(1)-1(a)(2).

Section 4.12 Employee Benefit Plans.

(a) Section 4.12 of the Company Disclosure Schedule contains a true and complete list as of the date hereof of (i) each material deferred compensation, incentive compensation, equity compensation plan, and “welfare” plan, fund or program (within the meaning of § 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); (ii) each “pension” plan, fund or program (within the meaning of § 3(2) of ERISA); (iii) each material employment, consulting, termination or severance agreement; and (iv) each other material employee benefit plan, fund, program, policy, agreement, contract or arrangement, in each of clauses (i) through (iv), that is sponsored, maintained or contributed to or required to be contributed to by the Company or its Subsidiaries or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of § 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is a party for the benefit of any current or former officer, employee, independent contractor or director of the Company or any of its Subsidiaries (collectively, whether or not material, the “Company Plans”).

(b) With respect to each material Company Plan, the Company has heretofore delivered or made available to Parent true and complete copies of each such Company Plan and any amendments thereto (or if the Company Plan is not a written plan, a description thereof), any related trust or other funding vehicle, the latest version of any reports or summaries required under applicable Law, including summary plan descriptions, summary material modifications or prospectuses, and the most recent determination letter received from the Internal Revenue Service (the “IRS”) with respect to each Company Plan intended to qualify under § 401 of the Code.

(c) Neither the Company nor any of its ERISA Affiliates nor any predecessor thereof sponsors, maintains or contributes to, has in the past six years sponsored, maintained or contributed to or is or has in the past been required to sponsor, maintain or contribute to, any plan subject to Title IV or § 302 of ERISA. Neither the Company nor any of its ERISA Affiliates nor any predecessor thereof contributes to, has in the past contributed to or is or has in the past six years been required to contribute to, any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(d) Each Company Plan has been operated and administered in all material respects in accordance with its terms and in accordance with applicable Law, including ERISA and the Code. To the Knowledge of the Company, no events have occurred with respect to any Company Plan that would reasonably be expected to result in payment or assessment by or against the Company or any of its ERISA Affiliates of any material excise taxes under §§ 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) Each Company Plan intended to be “qualified” within the meaning of § 401(a) of the Code has timely applied for or received a favorable IRS determination letter with respect to such qualification and the tax-exempt status of its related trust, and the Company is not aware of any reason why any such determination letter should be revoked or not be issued or reissued. Each trust forming a part of such a Company Plan is exempt from Tax pursuant to § 501(a) of the Code.

(f) There are no pending or, to the Knowledge of the Company, threatened material claims by or on behalf of any Company Plan, by any employee, beneficiary or alternate payee covered under any such Company Plan with respect to such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits) against the Company.

(g) Neither the Company nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current officers, employees, independent contractors or directors of the Company or any of its Subsidiaries, except as required to comply with applicable Laws.

(h) No Company Plan provides for, as a result of the transactions contemplated by this Agreement (whether alone or in connection with other events), any payment of any material amount of money or other property to or the acceleration of or provision of any other rights or benefits to any current or former officer, employee, independent contractor or director of the Company or any of its Subsidiaries, whether or not such payment, right or benefit, or acceleration thereof, would constitute a parachute payment within the meaning of § 280G of the Code.

(i) Each grant of an Option or SAR was duly authorized no later than the date on which the grant of such Option or SAR was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto. Each such grant of an Option, and each such grant of a SAR was made in accordance with the terms of the applicable Company Stock Plan, the Nasdaq rules and all other applicable Laws. The per share exercise price of each Option and the per share strike price of each SAR were equal to the fair market value of a share of Company Common Stock on the applicable Grant Dates. Each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the reports, forms and schedules required to be filed by the Company with the SEC.

(j) To the extent that any Company Plan constitutes a “non-qualified deferred compensation plan” within the meaning of § 409A of the Code, such Company Plan is in good faith compliance with § 409A of the Code.

(k) During the period commencing on the Specified Date through the date of this Agreement, the Company has not done any of the following except as has been approved or ratified, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, by the Compensation Committee (and, to the extent any of the following was so approved or ratified during such period after the date of the first discussion of the transaction provided herein, the Compensation Committee was, at the time of each such approval or ratification, aware of the status of such transaction): (i) any granting by the Company to any of its present or former directors or officers of any increase in compensation or benefits in any form; (ii) any granting to any present or former director or officer of the right to receive any severance or termination compensation or benefit; or (iii) any entry by the Company into any employment, consulting, indemnification, termination, change of control or severance agreement or arrangement with any present or former director or officer or employee of the Company (the matters described in foregoing clauses (i), (ii) and (iii), collectively, “Compensation Actions”). All amounts payable to any holder of shares of Company Common Stock, Options or SARs pursuant to any Compensation Action (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by such holder (and matters incidental thereto) and (ii) are not calculated based on the number of securities tendered or to be tendered in the Offer by such holder. The Company’s Board of Directors has determined that each of the members of the Compensation Committee are “independent directors” as defined in the Nasdaq Marketplace Rules.

Section 4.13 Labor Matters. Section 4.13 of the Company Disclosure Schedule sets forth all of the collective bargaining agreements to which the Company or any of its Subsidiaries is bound as of the date hereof. Except for instances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) there is no labor strike, dispute, slowdown, stoppage or representation petition brought before the National Labor Relations Board pending, or, to the Knowledge of the Company, threatened, against the Company or any Subsidiary, (b) neither the Company nor any Subsidiary is engaged in any unfair labor practice and (c) there are currently no charges or complaints against the Company or any Subsidiary concerning current or former officers, employees or independent contractors of the Company or any Subsidiary alleging employment discrimination, violations of occupational safety and health requirements, employee misclassification, violations of employment termination-related Laws and other employment related matters, whether pending or, to the Knowledge of the Company, threatened before a court of competent jurisdiction, the U.S. Equal Employment Opportunity Commission or any other Governmental Authority. All officers and employees of the Company and its Subsidiaries are employed within the United States.

Section 4.14 Environmental Matters.

(a) The Company and each of its Subsidiaries are in material compliance with all applicable Environmental Laws and have all Permits required by Environmental Laws to conduct their respective businesses, as currently conducted, and are in material compliance with all such Permits.

(b) (i) There is no pending, or to the Knowledge of the Company, threatened claim, lawsuit, action, investigation or proceeding against the Company or any of its Subsidiaries under or pursuant to any Environmental Law that would reasonably be expected to have a Company Material Adverse Effect, (ii) neither the Company nor any of its Subsidiaries is a subject of any administrative or judicial consent, order, penalty, request for information, demand, citations, summons, complaint or decree in connection with any Environmental Laws that would reasonably be expected to have a Company Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries has received notice from any Person, including any Governmental Authority, alleging that the Company or any of its Subsidiaries is in violation of, or liable under, or potentially in violation of or liable under, any applicable Environmental Law, which violation or liability is unresolved and, would reasonably be expected to have a Company Material Adverse Effect.

(c) With respect to any real property or facility that was formerly or is currently owned, leased or operated by the Company or any of its Subsidiaries, to the Knowledge of the Company, there have been no Releases of any Hazardous Material on, at, to, from or underneath any of such real property or facility that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) There has been no written environmental investigation, study, audit, test, review or other analysis conducted in the possession or control of the Company or any of its Subsidiaries in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries which has not been delivered to Parent at least five days prior to the date hereof.

(e) Neither the Company nor any Subsidiary owns, leases or operates any real property, or conducts any operations, in New Jersey or Connecticut.

(f) As used in this Agreement:

(i) “Environmental Laws” shall mean all federal, state, foreign and local Laws (including common law), treaties, rules and regulations, judgments or orders, governmental requirements or agreements with any Governmental Authority relating to the environment, pollution, contaminants or other hazardous substances, or protection of human health, including laws relating to Releases or threatened Releases of hazardous materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous materials, and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements regarding hazardous materials.

(ii) “Hazardous Materials” shall mean pollutants, contaminants, wastes (including infectious or biomedical wastes) or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, or any substances, wastes or materials having any constituent elements displaying any of the foregoing characteristics, including any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants,” or words of similar meaning and regulatory effect under any Environmental Law including petroleum its derivatives, byproducts and other hydrocarbons, toxic mold, asbestos, and asbestos-containing materials.

(iii) “Release” means any release, spill, emission, leaking, pumping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

Section 4.15 Material Contracts.

(a) As of the date hereof, except for this Agreement and the agreements filed as exhibits to the Company SEC Documents, none of the Company nor any of its Subsidiaries is a party to or bound by or has rights under any of the following Contracts to the extent currently in effect: (i) employment, severance, change in control, restricted stock, termination, personal services, consulting, or non-competition Contracts; (ii) any Contract in connection with which or pursuant to which the Company and its Subsidiaries is reasonably likely to spend or receive, in the aggregate, more than $250,000 during the current fiscal year or during the next fiscal year, (iii) Contracts pursuant to which the Company or any of its Subsidiaries has granted a right of first refusal, first negotiation, most favored nation pricing, preferred pricing, exclusive sales, distribution, marketing or other exclusive rights; (iv) partnership or joint venture agreements; (v) Contracts for the acquisition, sale or lease of material properties or assets of the Company or its Subsidiaries (by merger, purchase or sale of assets or stock or otherwise) entered into since August 5, 2004; (vi) loan or credit agreements, mortgages, promissory notes, indentures or other Contracts evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or, other than with respect to any SAR or Option, any Contracts with respect to any swap, forward, futures, warrant, option or other derivative transaction; (vii) Contracts providing for the indemnification of any Person (other than any Contract that is not material to the Company or any of its Subsidiaries or is entered into in the ordinary course of business consistent with past practice) by the Company or any of its Subsidiaries; (viii) Contracts that relate to the research, development, distribution, supply, license, co-promotion or manufacturing of any Key Product which, if terminated or not renewed, would reasonably be expected to have a material and adverse effect on any Key Product; (ix) Contracts between the Company or any of its Subsidiaries, on the one hand, and any current or former shareholder, director, officer or other Affiliate of the Company or any of its Subsidiaries, on the other hand; (x) Contracts that purport to limit, curtail or restrict the ability of the Company or any of its Subsidiaries to compete in any material respect in any geographic area or line of business, or to acquire, own, operate, sell, transfer, pledge or otherwise dispose of any assets or to hire or solicit for hire for employment of any individual or group; (xi) Contracts that would be required to be filed as an exhibit to an Annual Report on Form 10-K if such report were required to be filed by the Company with the SEC on the date hereof; (xii) confidentiality agreements with the Company that would prohibit the Company from complying with any of the terms of Section 6.4(b) or Section 6.4(c) if the counterparty to such confidentiality agreement were to make a Superior Proposal or Takeover Proposal (with the name of the counterparty thereof redacted to extent required by the terms of such confidentiality agreement); and (xiii) commitments and agreements to enter into any of the foregoing (such Contracts, and including the Contracts filed as exhibits to Company SEC Documents, the “Material Contracts”).

(b) The Company has heretofore made available to Parent true, correct and complete copies of the Material Contracts or, in the case of oral agreements, if any, written summaries thereof, to the extent copies of such Material Contracts are not accessible via the SEC’s EDGAR database. Each of the Material Contracts constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries are not (and with the giving of notice or lapse of time would not be) in breach of, or default under, any Material Contract and, to the Knowledge of the Company, no other party thereto is in breach of, or default under, any Material Contract, except for breaches or defaults that have not or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.16 Properties.

(a) Neither the Company nor any of its Subsidiaries has ever owned, nor currently owns, any real property.

(b) Section 4.16(b) of the Company Disclosure Schedule contains a true and complete list as of the date hereof of all real property leased, subleased, or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”), and for each Leased Real Property. With respect to each Leased Real Property, Section 4.16(b) of the Company Disclosure Schedule also contains a true and complete list as of the date hereof of all agreements under which the Company or any Subsidiary is, as of the date hereof, the landlord, sublandlord, tenant, subtenant or occupant (each a “Real Property Lease”) that have not been terminated or expired as of the date hereof. The Company has heretofore made available to Parent true, correct and complete copies of the Real Property Leases.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and/or its Subsidiaries have valid leasehold estates in all Leased Real Property free and clear of all Liens, except Permitted Liens.

(d) Other than the Real Property Leases, as of the date hereof, none of the Leased Real Property is subject to any lease, sublease, license or other agreement pursuant to which the Company or any of its Subsidiaries has granted to any other Person any right to the use, occupancy or enjoyment of such Leased Real Property or any part thereof.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Real Property Lease is in full force and effect and constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and there is no material default under any Real Property Lease either by the Company or its Subsidiaries party thereto or, to the Knowledge of the Company, by any other party thereto.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, there does not exist any pending or threatened condemnation or eminent domain proceedings that affect any Leased Real Property. Neither the Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Authority or other Person to take or use any Leased Real Property.

Section 4.17 Intellectual Property.

(a) There is no action or proceeding pending or, to the Knowledge of the Company or its Affiliates, threatened, with respect to any Company Technology or that alleges the Key Product violates or infringes the intellectual property rights of a third-party, nor have any such action or proceeding been brought, or to the Knowledge of the Company or its Affiliates, threatened, with respect to any Company Technology or that alleges the Key Product violates or infringes the intellectual property rights of a third-party during the past six (6) years, except for actions or proceedings that have been resolved without impairment of the Company’s or its Subsidiaries’ rights in and to any of the Company Technology or any Key Product. There are no material unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against the Company or its Affiliates with respect to any Key Product, including without limitation the conduct of any clinical trials, manufacturing activities or other activities prior to the Effective Time. Neither the Company nor any of its Affiliates has received any written notice from any other Person challenging or questioning the right of the Company or any of its Subsidiaries to use or license any of the Technology, except for challenges or questions that have been resolved without impairment of the Company’s or its Subsidiaries’ rights in and to any of the Company Technology or any Key Product. Neither the Company nor any of its Affiliates has received any written notice from any Person, nor to the Knowledge of the Company or its Affiliates, are there any threatened claims or assertions, that the use or practice of the Company Technology infringes, misappropriates, or dilutes the intellectual property rights of a Third Party, except for claims or assertions that have been resolved without impairment of the Company’s or its Subsidiaries’ rights in and to any of the Company Technology or any Key Product. To the Knowledge of the Company or its Affiliates, there is no unauthorized use, infringement, misappropriation or dilution of any of the Company Technology by any Person, including any current or former employee or consultant of the Company or any of its Subsidiaries. Neither the Company nor any of its Affiliates has entered into any Contract (i) granting any Person (other than Parent or its Affiliates) the right to bring infringement, misappropriation, or dilution actions with respect to, or otherwise to enforce rights with respect to, any of the Company Technology or any Key Product, or (ii) expressly agreeing to indemnify any Person (other than Parent or its Affiliates) against any charge of infringement, misappropriation, or dilution of any of the Technology or any Key Product. Neither the Company nor any of its Affiliates Subsidiaries is subject to any outstanding judgment, injunction, order, or decree concerning any Technology.

(b) To the Knowledge of the Company, there is no Technology, other than the Company Technology, that is necessary to conduct the business of the Company and its Subsidiaries as currently conducted, and all of such Company Technology will be transferred to Parent upon consummation of the Transactions. The consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or any of its Subsidiary’s right to own or use any of the Company Technology.

(c) Section 4.17(c) of the Company Disclosure Schedule sets forth a true and complete list of all Company Patents and Company Trademarks in which the Company or any of its Subsidiaries has any right, title, or interest other than a license or sublicense. Section 4.17(c) of the Company Disclosure Schedule contains, where relevant, all application numbers and filing dates, registration numbers and dates, jurisdiction and the nature of the right title or interest. All applicable government requirements necessary to maintain in full force and effect all such Company Patents and Company Trademarks due within sixty (60) days after the Effective Time, including but not limited to responses to actions and the payment of maintenance fees, have been met.

(d) Section 4.17(d)(1) of the Company Disclosure Schedule sets forth a true and complete list of all Contracts in which the Company or its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is granted any rights in any Technology of any third party. Section 4.17(d)(2) sets forth a true and complete list of all Contracts pursuant to which the Company or its Subsidiaries have granted any third party any rights in any Company Technology.

(e) The Company owns all right, title and interest, including the right to bring actions for infringement or other violation thereof, in and to each of the Patents listed in Section 4.17(e) of the Company Disclosure Schedule, free and clear of any Liens. The Company has submitted all information known to the Company related to the subject matter of each such Patent to the United States Patent and Trademark Office required to be submitted in accordance with 37 C.F.R. 1.56, 1.97 and 1.98.

(f) The Company owns all right, title and interest in and to, or has a license, sublicense or otherwise permission to use, all of the Company Technology. There are no existing Contracts, options, commitments, or rights with, of or to any person to acquire or obtain any rights to, any of the Company Technology.

(g) Except for the Non-Competition Agreements, no employee of the Company or its Affiliates has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his or her work to anyone other than the Company or any of its Subsidiaries.

(h) The consummation of the Transactions will not alter, encumber, impair or extinguish in any respect any of the Technology used or held for use in the conduct of the Business, as currently conducted. To the Knowledge of the Company or its Affiliates none of the Company Technology is currently involved in any interference, inventorship dispute, reissue, reexamination, opposition proceeding, or cancellation proceeding, and neither the Company nor any of its Affiliates has received any written notice from any Person regarding any such proceeding, and to the Knowledge of the Company or its Affiliates, there is no threatened proceeding of this nature.

(i) To the Knowledge of the Company or its Affiliates, inventorship of the Company Patents is properly identified on such Company Patents. Neither the Company nor any of its Affiliates has entered into any Contract granting any person the right to control the prosecution of any of the Company Patents or Company Trademarks.

(j) All current and former employees and consultants of the Company or any of its Affiliates who are or have been substantively involved in the design, review, evaluation or development of the Company Technology or any Key Product have executed written contracts or are otherwise obligated to protect the confidential status and value thereof and to vest in the Company exclusive ownership of the Company Technology. Neither the Company nor any of its Affiliates has entered into any Contract (i) granting any person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Company Technology or any Key Product, or (ii) expressly agreeing to indemnify any Person against any charge of infringement of any of the Company Technology or any Key Product.

(k) The Company has made available to or provided Parent with copies of all material information and, as requested in writing by Parent, with copies of all books, records and data, in each case, with respect to all of the Company Patents and Company Trademarks.

(l) All official fees, maintenance fees and annuities for the Company Technology have been paid through the Effective Time. All of the Company Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use). All of the issued Company Patents, registered Company Trademarks, and registered Company Copyrights are in full force and effect, are subsisting and, to the Knowledge of the Company and its Affiliates, are valid and enforceable. Any necessary registration, application, maintenance, user or renewal fees due within ninety (90) days of the Effective Time in connection with the Company Technology have been paid in a timely manner.

(m) With respect to each Company Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use. The Company and its Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality and value of the Company Trade Secrets. The Company Trade Secrets are not part of the public knowledge or literature, and, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Business.

(n) Except as described in Section 4.17(n) of the Company Disclosure Schedule, neither the Company nor any of its Affiliates has any reason to believe that the Company, any of its Affiliates or any of their respective employees either is or was under any obligation of non-competition, secrecy, confidentiality or non-disclosure to any third party.

(o) The Company has heretofore delivered or made available to Parent true, correct and complete copies of each non-competition agreement between the Company, on the one hand, and the Persons set forth in Section 4.17(o) of the Company Disclosure Schedule, on the other hand, in each case, as in effect on the date hereof (collectively, the “Non-Competition Agreements”). The Non-Competition Agreements are in full force and effect, and none of the Non-Competition Agreements have been amended or modified in any respect from the Non-Competition Agreements as so delivered to Parent.

(p) There are no outstanding, or to the Knowledge of the Company, threatened disputes or disagreements with respect to any such Contracts relating to Confidential Information to which the Company or its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

(q) To the Knowledge of the Company, Section 4.17(q) of the Company Disclosure Schedule sets forth a true and complete list of all inventions, discoveries, creations, or works conceived or created on or before the date that is sixty (60) days prior to the date hereof by the Company, any of its Affiliates or any employees or consultants of either of the foregoing for which (i) an application for intellectual property protection would generally be filed in the U.S. by the Company in the ordinary course of business and (ii) by the date hereof, no application for intellectual property protection was filed in the U.S.

(r) To the Knowledge of the Company, none of the Company, any of its Affiliates or any of their respective employees or consultants is currently in default under any term of any agreement relating to any Confidential Information or any Contract or any restrictive covenant relating to Confidential Information, or the development or exploitation thereof.

(s) The Company is the owner of all right, title and interest in and to each item of the Company Confidential Information, or, in the case of licensed Company Confidential Information, has obtained all licenses necessary to use the Company Confidential Information necessary or useful in conducting the present business of the Company or any of its Subsidiaries. To knowledge of the Company, no Company Confidential Information is subject to any proceeding or outstanding order or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which may adversely affect the validity, use or enforceability of such Company Confidential Information.

(t) The Company has heretofore delivered or made available to Parent true, correct and complete copies of each agreement regarding the assignment to the Company of Company Technology arising from services performed for the Company by the Persons set forth on Section 4.17(t) of the Company Disclosure Schedule as in effect on the date hereof (collectively, the “Technology Assignment Agreements”). The Technology Assignment Agreements are in full force and effect, and none of the Technology Assignment Agreements have been amended or modified in any respect from the Technology Assignment Agreements as so delivered or made available to Parent.

Section 4.18 Regulatory Matters.

(a) Neither the Company nor any of its Affiliates has received any oral or written communication (including any warning letter, untitled letter, Form 483s or similar notices) from the FDA or any counterpart regulatory authorities in the European Union, and to the Knowledge of the Company and its Affiliates, there is no action or proceeding pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that the Company or any of its Subsidiaries is not currently in compliance with any and all applicable Laws implemented by the FDA, the Drug Enforcement Administration, any counterpart regulatory authorities in the European Union or any other country, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending voluntary or involuntary market withdrawals, field corrective actions (including recalls), destruction orders, seizures or other regulatory enforcement actions related to any product that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor any of its Affiliates has received any correspondence from the FDA, or a counterpart regulatory authority in the European Union, regarding, and, to the Knowledge of the Company, there is no pending or threatened action or proceeding against, the Company or any of its Subsidiaries or any of their respective employees regarding any debarment action or investigation undertaken pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. Sections 335(a), (b) and (c)), or any similar regulation of the FDA or any similar regulation of any counterpart regulatory authority in the European Union, except for any action or proceeding that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) No data generated by the Company or any of its Affiliates with respect to its products that has been provided to its customers or otherwise made public is the subject of any regulatory or other action, either pending or threatened, by the FDA or any other comparable Governmental Authority relating to the truthfulness or scientific adequacy of such data.

(d) Neither the Company nor any of its Subsidiaries is subject to any pending or, to the Knowledge of the Company, threatened, investigation by (i) the FDA pursuant to its Fraud, Untrue, Material Facts, Bribery, and Illegal Gratuities Final Policy, (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7(b)) or the Civil False Claims Act (31 U.S.C. Section 3729 et seq.) or (iii) any equivalent statute or policy of or in any country in the European Union.

(e) The Company has, prior to the execution of this Agreement, made available to Parent copies of any and all documents in its or its Subsidiaries’ possession that are material to assessing the Company’s or any of its Subsidiaries’ compliance with the Federal Food, Drug and Cosmetic Act or the International Standards Organization and their respective implementing regulations or any other similar regulations in any applicable jurisdiction.

(f) The Company and its Subsidiaries are in compliance in all material respects with all applicable requirements of the Act, the Public Health Service Act, and the regulations promulgated thereunder by the FDA (collectively, the “FDA Requirements”).

(g) Since January 1, 2002, neither the Company nor any of its Affiliates has received any notice or other communication from the FDA or any other Governmental Authority alleging any current violation of the FDA Requirements.

(h) All manufacturing, testing, research, and other scientific operations by the Company and its Subsidiaries have been conducted in all material respects in compliance with good manufacturing practices, good clinical practices and good laboratory practices as set forth by the FDA.

(i) The Company and its Subsidiaries have not filed any biologics license applications. None of the Company, any of its Subsidiaries or any of their respective officers or employees or, to the knowledge of the Company, agents has made an untrue statement of a material fact to the FDA or other Governmental Authority or failed to disclose a material fact required to be disclosed to the FDA or other Governmental Authority.

(j) None of the Company, any of its Subsidiaries or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law.

(k) The Company and its Subsidiaries are in compliance in all material respects with all Laws that apply to the Medicare and Medicaid Antikickback Act (42 U.S.C. § 1320a-7b(a)), the Civil False Claims Act (31 U.S.C. § 3729(a)), Sections 1128A, 1128B, and 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, -7b, 1395nn), the Health Care Fraud Act (18 U.S.C. § 1347), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1171-79), and the Criminal False Claims Act (18 U.S.C. § 287), as amended from time to time, as well as similar applicable state Laws.

(l) Section 4.18(l) of the Company Disclosure Schedule sets forth a true, correct and complete list of all INDs, NDAs, sNDAs, and other Drug Approval Applications filed with a Governmental Authority relating to the Key Products.

(m) Each of IND #67,482, IND #70,109, IND #70,863 and IND #73,167 has been issued in the name of the Company and, to the Knowledge of the Company, constitutes all governmental approvals, permits and licenses required by the Company in connection with the performance of clinical trials concerning, respectively, NRP104 (ADHD), NRP104 (Cocaine), NRP290 and NRP409, as such clinical trials have been conducted by the Company as of the Effective Time.

(n) The Company and its Subsidiaries have complied in all material respects with all applicable Laws in connection with the preparation and submission to the FDA of IND #67,482, IND #70,109, IND #70,863 and IND #73,167 and each such IND is in effect.

(o) The Company or any Subsidiary of the Company has complied in all material respects with the requirements of filing with the applicable regulatory authority all required notices, supplemental applications and annual or other reports, including adverse experience reports, with respect to IND #67482, IND #70,109, IND #70,863 and IND #73,167.

(p) In the course of the conduct of the development of any Key Product, the Company and its Subsidiaries have not used any employee or consultant that is debarred by the FDA or, to the Knowledge of the Company or its Affiliates, is the subject of debarment proceedings by the FDA.

(q) Neither the Company nor any of its Affiliates has received any written notice from any Governmental Authority claiming that the research, development, manufacture, and use of any Key Product by the Company or any of its Subsidiaries as of the Effective Time is not in compliance with all applicable Law and Permits, including the Act.

(r) Since January 1, 2002, no Governmental Authority has served notice on the Company or any of its Affiliates that the Company Technology or any Key Product was or is in violation of any Law or the subject of any investigation.

(s) Since January 1, 2002, neither the Company nor any of its Affiliates has received written notice from any Governmental Authority that there are any circumstances currently existing that might reasonably be expected to lead to any loss or refusal to renew any material Permit relating to the Company Technology or any Key Product.

(t) No Governmental Authority (including the FDA) has commenced or, to the Knowledge of the Company or its Affiliates, threatened to initiate any formal action to reject or withdraw the INDs or Drug Approval Applications for any Key Product, or commenced or, to the Knowledge of the Company or its Affiliates, threatened to initiate any action to enjoin production of any Key Product at any facility, nor has the Company or any of its Affiliates received any notice to such effect since January 1, 2002.

(u) The Company has delivered or otherwise made available to Parent copies of all material (A) reports of FDA Form 483 inspection observations, (B) establishment inspection reports, (C) warning letters and (D) other documents that assert ongoing lack of compliance in any material respect with any applicable Laws (including those of the FDA), in each case, to the extent received by the Company or any of its Affiliates from the FDA relating to any Key Product.

(v) The Company and its Affiliates have delivered or made available to Parent any facts reasonably believed in good faith to be material regarding: (A) preclinical and clinical study results and protocols for any Key Product; (B) any communications to or from the FDA with respect to any Key Product, IND, NDA, or sNDA submissions, and any FDA minutes of meetings and telephone conferences; (C) any FDA requests for data and studies on any Key Product; and (D) adverse drug experiences and other IND, NDA, or sNDA safety reports with respect to any Key Product.

(w) Except as pursuant to the disclosures described in Section 4.18(v), to the Knowledge of the Company, there are no safety or efficacy issues that would preclude regulatory approval or cause withdrawal from the market of NRP104.

Section 4.19 Opinions of Financial Advisors. The Company has received the opinions of Bear, Stearns & Co. Inc. and Merrill Lynch & Co. (the “Financial Advisors”), dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth in such opinion, the consideration to be received by the holders of shares of Company Common Stock (other than certain shareholders specified in such opinion) in the Offer and the Merger is fair, from a financial point of view, to such holders. A complete copy of each such opinion will be made available to Parent as soon as practicable after the date of this Agreement.

Section 4.20 Brokers and Other Advisors. Except for the Financial Advisors, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions or the Tender and Support Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Prior to the date hereof, the Company has delivered or made available to Parent a true, correct and complete copy of the engagement letter between the Company and each Financial Advisor.

Section 4.21 State Takeover Statutes. Assuming the accuracy of Parent’s representation and warranty set forth in Section 5.8, the Company and the Company’s Board of Directors have taken all action required to be taken by them to exempt the Tender and Support Agreement, this Agreement, the Offer, the Merger, the Top-Up Option and the transactions contemplated by each of the foregoing from the provisions of Article 14 (Affiliated Transactions) of the VSCA. Article 14.1 (Control Share Acquisitions) of the VSCA is inapplicable to this Agreement, the Tender and Support Agreement, the Offer, the Merger, the Top-Up Option and the transactions contemplated by each of the foregoing as a result of the Company previously opting out of that Article’s coverage.

Section 4.22 Related Party Transactions.

(a) Except as contemplated by this Agreement or the Transactions, since January 1, 2005 through the date hereof, there have been no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and any, director, officer or other Affiliate of the Company or any of its Subsidiaries or any of such Person’s Affiliates, or any entity in which any such Person has a direct or indirect material interest (collectively, the “Company Affiliates”), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursements of expenses in the ordinary course of business).

(b) As of the date hereof, no Company Affiliate is an officer, director, employee or consultant of, any Person which is a competitor, lessor, lessee, customer or supplier of the businesses of the Company and its Subsidiaries, as currently conducted. No Company

Affiliate (i) has any right, title, or interest in any Technology used or held for use in the conduct of the businesses of the Company and its Subsidiaries, as currently conducted; (ii) has, as of the date hereof, commenced any proceeding or made any claim against the Company or any of its Subsidiaries, except for immaterial claims for accrued vacation pay, accrued benefits under any Company Plan and similar matters and agreements existing on the date hereof; (iii) has, as of the date hereof, made, on behalf of the Company or any of its Subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any Company Affiliate, or, to the Knowledge of the Company, a relative of any Company Affiliate, is a partner or shareholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies); or, (iv) as of the date hereof, is party to or bound by any Contract (written or oral and whether or not material) with the Company or any of its Subsidiaries.

Section 4.23 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this ARTICLE IV, neither the Company nor any other Person makes any representation or warranty on behalf of the Company or any of its Subsidiaries in connection with this Agreement or the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that:

Section 5.1 Organization, Standing and Corporate Power. Parent is duly organized and validly existing under the Laws of its jurisdiction of organization, and Merger Sub is a corporation duly organized, validly existing and in good standing (or equivalent status) under the Laws of the Commonwealth of Virginia. Each of Parent and Merger Sub has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business and, in the case of Merger Sub only, is in good standing (or equivalent status) as a foreign corporation in each jurisdiction in which the nature of the business or activities conducted by it or the character or location of the properties and assets owned, leased or operated by it requires such license or qualification, except where the failure to be so licensed, qualified or in good standing (or equivalent status) has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations, to purchase shares of Company Common Stock pursuant to the Offer and to consummate the Merger, in accordance with the terms of this Agreement (a “Parent Material Adverse Effect”).

Section 5.2 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all requisite corporate or other power and authority to execute and deliver this Agreement, and, subject to obtaining the Parent

Shareholder Approvals, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and except for obtaining the Parent Shareholder Approval, no other corporate or other action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The Board of Directors of Parent (or a duly constituted committee thereof) has at a duly convened meeting, by unanimous vote of those present, approved this Agreement, the related Plan of Merger and the Transactions and authorized the taking of all steps necessary or desirable for the purpose of implementing the same (the “Parent Board Recommendation”). Such resolution has not been varied or revoked.

(c) None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Transactions or compliance by Parent and Merger Sub with any of the terms or provisions hereof will (i) assuming, in the case of such consummation, the Parent Shareholder Approvals are obtained, conflict with, or result in a violation or breach of, any provision of the organizational documents of Parent or the articles of incorporation or bylaws of Merger Sub, (ii) assuming that the authorizations, consents and approvals referred to in Section 5.3 and the Parent Shareholder Approvals are obtained and the filings referred to in Section 5.3 are timely made, violate any Law applicable to the Company or any of its Subsidiaries or their respective properties or assets, (iii) assuming that the authorizations, consents and approvals referred to in Section 5.3 and the filings referred to in Section 5.3 are timely made, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligations or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under, any terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or by which any of their properties or assets may be bound or any Permit affecting, or relating in any way to, the assets or business of Parent, Merger Sub or any of their respective Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Parent, Merger Sub or any of their respective Subsidiaries, except, in the case of clauses (ii), (iii) and (iv), for such conflicts, violations, breaches, Liens or defaults that, individually or in the aggregate, (A) have not had and would not reasonably be expected to have a Parent Material Adverse Effect and (B) would not reasonably be expected to prevent or materially delay the consummation by Parent and Merger Sub of any of the Transactions.

(d) The affirmative vote on a show of hands of a simple majority of the holders of voting shares of Parent present in person at a duly convened general meeting of Parent, or the affirmative vote on a poll of a simple majority of the votes attached to the issued voting shares of Parent voted in person or by proxy at such a general meeting, in either case, in favor of the following resolutions (such resolutions, the “Parent Voting Proposals”) are, if required, the only vote or approval of the holders of any class or series of capital stock of Parent necessary to approve this Agreement and the Transactions (together, the “Parent Shareholder Approvals”): (i) to approve the Transactions and (ii) to approve the increase of the existing limit on group borrowings in Parent’s articles of association.

Section 5.3 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of the Exchange Act, the Securities Act, the rules and regulations promulgated under the Exchange Act and the Securities Act, the Nasdaq rules, and filings under state securities or “blue sky” laws, including the filing of the Schedule TO, (b) the filing of the Articles of Merger with the SCC and the issuance of a certificate of merger by the SCC pursuant to the VSCA, (c) filings required under, and compliance with other applicable requirements of, the HSR Act, (d) filings that constitute the appropriate applications, filings, notices and approvals of the Financial Services Authority of the United Kingdom, the U.K. Listing Authority, the London Stock Exchange and the New York Stock Exchange, including the filing of the Parent Shareholder Circular with the U.K. Listing Authority and such other filings contemplated by Section 6.2 and (e) filings to comply with the Companies Act and the Financial Services Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority or any stock market or stock exchange on which Parent’s capital stock is listed for trading are necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4 Information Supplied.

(a) The shareholder circular to be prepared by Parent and delivered to its shareholders in connection with the Parent Voting Proposals (the “Parent Shareholder Circular”) will, at the time it is first mailed to shareholders of Parent, be in accordance with facts and will not omit anything likely to affect the import of the information contained in such Parent Shareholder Circular. As of the time of the shareholder vote with respect to the Parent Voting Proposals, Parent shall have duly provided its shareholders, to the extent that Parent is obligated to do so, with all notices as to changes in relevant facts or circumstances since the delivery of the Parent Shareholder Circular that are necessary in order for such shareholders to duly vote upon the resolutions relating to the Parent Voting Proposals at such time. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to information supplied specifically by or on behalf of the Company for inclusion or incorporation by reference in the Parent Shareholder Circular.

(b) The Schedule TO, when filed with the SEC, and the Offer Documents, when distributed or disseminated to the Company’s shareholders, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that Parent and Merger Sub make no representation or warranty with respect to information supplied specifically by or on behalf of the Company for inclusion or incorporation by reference in the Schedule TO and the Offer Documents.

(c) The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (x) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, and (y) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing with the SEC of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof to the Company’s shareholders.

Section 5.5 Ownership and Operations of Merger Sub. Parent owns beneficially all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 5.6 Financing. Parent has as of the date of this Agreement and shall have at the Acceptance Date and the Effective Time sufficient funding to enable Parent to purchase or acquire all of the shares of Company Common Stock outstanding on a fully diluted basis pursuant to the Offer and the Merger, to pay all related fees and expenses and to perform its other obligations hereunder, including payment of the aggregate Offer Price, Merger Consideration, Option Consideration, SAR Consideration and amounts payable to the holders of Convertible Notes upon conversion (up to the lesser of $1,000 and the Conversion Value (as such term is defined in the Indenture) for each $1,000 principal amount of Convertible Notes surrendered for conversion) and to the holders of the Merrill Warrants pursuant to the Warrant Confirmations at or following the Acceptance Date or the Closing, as applicable, and paying the fees and expenses of Parent and the Company relating to the Transactions.

Section 5.7 Brokers and Other Advisors. Except for Morgan Stanley & Co., Inc., Goldman, Sachs & Co. and Deutsche Bank Securities Inc., the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.8 Parent Ownership of Company Common Stock. In the past three years, neither Parent nor any of its Subsidiaries has “beneficially owned” and as of immediately prior to the Merger Sub’s purchase of shares of Company Common Stock pursuant to the Offer, neither Parent nor any of its Subsidiaries will “beneficially own” (as such terms are defined in Article 14 (Affiliated Transactions) of the VSCA), 10% or more of any class of the outstanding voting shares of the Company, except by virtue of the terms of the Tender and Support Agreement.

Section 5.9 No Other Representations or Warranties. Except for the representations and warranties made by Parent and Merger Sub in ARTICLE V, none of Parent, Merger Sub or any other Person makes any representation or warranty on behalf of Parent, Merger Sub or any of their respective Subsidiaries in connection with this Agreement or the Transactions.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Preparation of the Company Proxy Statement; Shareholders Meeting.

(a) Unless the Merger is consummated in accordance with Article 12, Section 13.1-719 of the VSCA as contemplated by Section 6.16, as soon as reasonably practicable following the Acceptance Date, the Company, acting through its Board of Directors, shall in accordance with applicable Law, its articles of incorporation and bylaws and Nasdaq rules: (i) duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following clearance with the SEC of the Company Proxy Statement for the purpose of securing the Company Shareholder Approval (such meeting, and any postponement or adjournment thereof, the “Company Shareholders Meeting”), (ii) except to the extent that the Company’s Board of Directors has effected or effects a Company Adverse Recommendation Change prior to the Acceptance Date in accordance with the terms of Section 6.4, include in the Company Proxy Statement the Merger Recommendation and the written opinion of the Financial Advisors, dated as of the date hereof, to the extent set forth in Section 4.19 and (iii) use its reasonable best efforts to solicit from holders of shares of Company Common Stock proxies in favor of the adoption of this Agreement and take all other action necessary or advisable to secure, at the Company Shareholders Meeting, the Company Shareholder Approval.

(b) Unless the Merger is consummated in accordance with Article 12, Section 13.1-719 of the VSCA as contemplated by Section 6.16, as soon as reasonably practicable following the Acceptance Date, or if the Subsequent Offering Period is made available, following the expiration date of the Subsequent Offering Period, the Company shall (i) prepare and file with the SEC the Company Proxy Statement, (ii) mail to its shareholders the Company Proxy Statement a sufficient time prior to the Company Shareholders Meeting and (iii) otherwise comply in all material respects with all legal requirements applicable to the Company Shareholders Meeting. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish as soon as reasonably practicable to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments (in consultation with Parent) with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Company Proxy Statement is cleared with the SEC. Each of Parent, Merger Sub and the Company agree to correct as soon as reasonably practicable any information provided by it for use in the Company Proxy Statement which shall have become false or misleading. If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Company Proxy Statement so that the Company Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the shareholders of the Company. The Company shall as promptly as practicable (i) notify Parent and Merger Sub of the receipt of any oral or written comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

(c) At the Company Shareholders Meeting, Parent shall vote, and cause each of its Subsidiaries to vote, all shares of Company Common Stock owned by Parent and its Subsidiaries, including all shares of Company Common Stock purchased pursuant to the Offer in favor of the adoption and approval of this Agreement, the related Plan of Merger and the Merger.

Section 6.2 Parent Shareholder Meeting. Parent shall cause a general meeting of its shareholders (such meeting, and any postponement or adjournment thereof, the “Parent Shareholder Meeting”) to be duly called and held as promptly as practicable for the purpose of securing the Parent Shareholder Approvals. The Board of Directors of Parent shall recommend that Parent’s shareholders grant the Parent Shareholder Approvals and include such recommendation in the Parent Shareholder Circular and shall not fail to make, withdraw or modify in a manner adverse to the Company or publicly propose to fail to make, withdraw or modify in a manner adverse to the Company the Parent Board Recommendation or take any action or make any statement inconsistent with the Parent Board Recommendation (any such action, including failing to initially recommend that Parent’s shareholders grant the Parent Shareholder Approvals, being referred to as a “Change in Parent Recommendation”). In connection with the Parent Shareholder Meeting, Parent shall (i) as promptly as practicable prepare and then, if required, file with the UK Listing Authority a draft copy of, shall use its reasonable best efforts to have approved, if required, by the UK Listing Authority and shall thereafter promptly mail to its shareholders, the Parent Shareholder Circular, (ii) use its reasonable best efforts to secure the Parent Shareholder Approvals and (iii) otherwise comply with all legal requirements applicable to such meeting. Notwithstanding anything in this Agreement to the contrary, at any time prior to the Parent Shareholder Meeting, the Board of Directors of Parent may if the Board of Directors of Parent determines in good faith, after consultation with outside counsel to Parent, that it must take such action to comply with its fiduciary duties under applicable Law, make a Change in Parent Recommendation. After any Change in Parent Recommendation shall have occurred in compliance with the immediately preceding sentence, Parent shall not have any further obligations under this Section 6.2 which shall thereafter be without any further force or effect.

Section 6.3 Conduct of Business.

(a) Except (i) as contemplated or expressly permitted by this Agreement, (ii) for actions taken in accordance with either of the Collaboration Agreements, (iii) as required by applicable Law or (iv) as contemplated by Section 6.3 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents in writing, the Company shall, and shall cause its Subsidiaries to, conduct their businesses in the ordinary course and comply with all applicable Laws in all material respects, and, to the extent consistent therewith, use reasonable best efforts to preserve intact their present business organizations, keep available the services of their present executive officers, key employees and consultants and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them with the intention that their goodwill and ongoing business shall not be materially impaired and to take no action that would adversely affect or delay in any material respect the ability of either Parent, Merger Sub or the Company to obtain any necessary approvals of any Governmental Authority required for the Transactions.

(b) Without limiting the generality of the foregoing, except (1) as contemplated or permitted by this Agreement, (2) for actions taken in accordance with either of the Collaboration Agreements, (3) as required by applicable Law or (4) as contemplated by Section 6.3 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents in writing, neither the Company nor its Subsidiaries shall:

(i) (A) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, provided that the Company may issue shares of Company Common Stock upon the exercise of Options or SARs outstanding on the date hereof or upon exercise of the Merrill Warrants and may issue shares of Company Common Stock upon the conversion of the Convertible Notes; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, any Company Security, or any rights or options to acquire any shares of its capital stock, except pursuant to the Company Hedge Option or upon exercise by the holders of Convertible Notes of their rights pursuant to Section 3.01(a) of the Indenture, (C) declare, set aside for payment or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any shares of its capital stock; or (D) split, combine, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(ii) amend the term of any Company Security or capital stock of any Subsidiary (in each case, whether by merger, consolidation or otherwise);

(iii) (A) incur any additional indebtedness for borrowed money, or guarantee any such additional indebtedness, except to fund obligations coming due in accordance with their terms under Material Contracts in effect on the date hereof, (B) guarantee any such indebtedness of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (C) repurchase or prepay any indebtedness for borrowed money except as required by the terms of such indebtedness or (D) make any loans, advances or capital contributions to, or investments in, any Person, other than in the Company or in or to any direct or indirect wholly owned Subsidiary of the Company;

(iv) create or incur any Lien other than Permitted Liens upon any of its assets;

(v) sell, rent, lease, license, mortgage, transfer, leaseback or otherwise dispose of any of its properties or assets, except (A) sales of inventory in the ordinary course of business, (B) pursuant to Contracts in force on the date of this Agreement, (C) dispositions of obsolete or worthless assets or (D) pursuant to transactions solely among the Company and its Subsidiaries;

(vi) authorize or make capital expenditures which are in excess of $100,000 in the aggregate;

(vii) make any acquisition of, or investment in, the capital stock or assets of any other Person (including by merger, consolidation, tender offer, share exchange or other activity), except for the purchases of components, raw materials or other inventory, or supplies in the ordinary course of business;

(viii) (A) increase the wages, salaries, compensation, pension, other retirement, severance or termination benefits, fringe benefits or perquisites to any officer, employee, independent contractor or director of the Company or any of its Subsidiaries, except (x) for salary or wage increases made at the regular review date of such officer, employee, independent contractor or director in the ordinary course of business, and in any event, in an aggregate amount not to exceed five percent of the aggregate current annualized base salaries or wages of all officers, employees, independent contractors or directors of the Company and its Subsidiaries or (y) as required by applicable Laws; (B)

except as required by a Company Plan disclosed in Section 4.12 of the Company Disclosure Schedule or applicable Laws, grant or pay any severance or termination pay to, or enter into (or amend) any contract or other arrangement to make or grant any severance or termination pay to, or grant or pay any bonus to, any officer, employee, independent contractor or director of the Company or any of its Subsidiaries, except for grants or payments of bonuses in the ordinary course of business not to exceed 125% of the aggregate bonuses paid by the Company to its employees in fiscal year 2006; (C) establish, adopt or amend (except as required by applicable Laws) any collective bargaining, bonus, pension, other retirement, deferred compensation or equity compensation plan or arrangement covering any officer, employee, independent contractor or director of the Company or any of its Subsidiaries; (D) make any equity compensation awards, including Options and SARs, or re-price (or effectively re-price through an exchange or otherwise) any Options or SARS; (E) except in the ordinary course of business, hire or terminate the employment or engagement, as applicable, of any employee or independent contractor of the Company or any of its Subsidiaries; or (F) hire or, other than for cause, terminate the employment or engagement, as applicable, of any officer or director of the Company or any of its Subsidiaries;

(ix) make or change any material election concerning Taxes or Tax Returns, file any material amended Tax Return, settle or compromise any material Tax liability, or agree to an extension of a statute of limitations with respect to material Taxes;

(x) change its fiscal year, revalue for financial or Tax reporting purposes any of its material assets, or make any material changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by GAAP as advised by the Company’s regular independent accountants or applicable Law;

(xi) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(xii) modify, amend or terminate (A) any Non-Competition Agreement or Company Technology Assignment, (B) the Indenture, the Company Hedge Option Confirmations, the Warrant Confirmations or the Forward Confirmation and (C) any engagement letter required to be delivered or made available by the Company to Parent pursuant to Section 4.20;

(xiii) enter into, renew, modify or amend any Contracts that are not terminable by the Company and its Subsidiaries on less than 90 days’ notice without penalty to the Company or such Subsidiary, involving payment obligations from and after the Closing Date (after giving effect to any reduction in payment obligations under such Contracts upon a proper termination of such Contracts in accordance with their terms) in excess of $500,000 in the aggregate; provided, however, that the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Parent, enter into any Contract that if in effect on the date hereof would be required to be disclosed on Section 4.15(a) of the Company Disclosure Schedule pursuant to Section 4.15(a)(x) or would require consent of or notice to a third party in the event of or with respect to the Transactions;

(xiv) (A) sell, assign, license, sublicense, encumber, impair, abandon or fail to maintain any Company Technology or Company Confidential Information, (B) grant, extend, amend, waive or modify any rights in or to the Company Technology or Company Confidential Information, (C) fail to diligently prosecute the Company Technology, (D) divulge, furnish to or make accessible any Company Trade Secrets or Company Confidential Information to any third party, (E) grant any license, enter into any Contract, or obligate the Company to any third party with respect to any rights to any Company Technology; (F) take any action or omit to take any action that would reasonably be expected to cause any rights to any Company Technology to become invalidated, unenforceable, or abandoned or to enter the public domain; (G) create in favor of any third party, any estoppel or laches that could become a defense for such third party if Parent were to seek to enforce any Company Technology against such third party; (H) obligate the Company or any of its Subsidiaries to spend or commit any funds or commit any of the Company’s, or any of its Subsidiaries’, personnel or facilities to carry out any obligations to a third party with respect to the Company Technology, (I) amend, assign, terminate or fail to exercise a right of renewal or extension under any Contract concerning the Company Technology, or (J) fail to fulfill any obligation of the Company or any of its Subsidiaries to maintain in full force and effect any Contract concerning the Company Technology which confers any benefit on the Company or any of its Subsidiaries;

(xv) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of its Subsidiaries;

(xvi) fail to use reasonable best efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xvii) (A) pay, discharge, settle or satisfy any material claims (including claims of shareholders), (B) waive or release any right of the Company or any of its Subsidiaries or (C) commence or initiate any litigation, arbitration, proceeding or dispute, in each case, other than for (1) for the routine collection of bills, (2) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable asset or aspect of its business, or (3) in connection with or otherwise related to this Agreement and the Transactions;

(xviii) take any action that would reasonably be expected to result in any of the conditions to the Offer set forth in Annex I or any of the conditions to the Merger set forth in ARTICLE VIII not being satisfied or that would reasonably be expected to materially delay the consummation of, or materially impair the ability of the Company to consummate, the Transactions in accordance with the terms hereof;

(xix) enter into, amend, modify or supplement any Contract, transaction, commitment or arrangement with any officer, director or other Affiliate (or any Affiliate of any of the foregoing);

(xx) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, recapitalization or other similar reorganization; or

(xxi) agree in writing to take or commit to any of the foregoing actions.

Section 6.4 No Solicitation.

(a) General Prohibitions. Subject to Section 6.4(b), the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective directors, officers or employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or facilitate, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal, (ii) other than solely informing Persons of the provisions contained in this Section 6.4, enter into or participate in any discussions or negotiations regarding any Takeover Proposal, furnish to any Third Party any information (whether orally or in writing) in connection with, or in furtherance, of any Takeover Proposal, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that has made, is seeking to make or has informed the Company of any intention to make, or has publicly announced an intention to make, a Takeover Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent or publicly propose to withdraw or modify in a manner adverse to Parent the Offer Recommendation or Merger Recommendation (it being understood that, subject to and without limitation of Section 6.4(g), taking a neutral position or no position with respect to any Takeover Proposal shall be considered an adverse modification), recommend, adopt or approve, or publicly propose to recommend, adopt or approve, a Takeover Proposal, or take any action or make any statement inconsistent with the Offer Recommendation or Merger Recommendation (any of the foregoing in this clause (iii), a “Company Adverse Recommendation Change”), (iv) take any action not already taken to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including approving any transaction under, or a Third Party becoming an “interested shareholder” under, Article 14 (Affiliated Transactions) of the VSCA), or any restrictive provision of any applicable anti-takeover provision in the Company’s articles of incorporation or bylaws, inapplicable to any transactions contemplated by a Takeover Proposal, (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to a Takeover Proposal (other than a confidentiality agreement of the type referred to in Section 6.4(b)) or (vi) grant any Third Party any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries. Without limiting the foregoing, it is agreed that any violation of the restrictions on the Company set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

(b) Exception to Permit Discussions, Due Diligence, Etc. after Receipt of Certain Proposals. Notwithstanding anything that may be to the contrary herein, at any time prior to the Acceptance Date (and in no event after the Acceptance Date), the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may, subject to compliance with Section 6.4(c), (i) engage in negotiations or discussions with any Third Party that has made after the date of this Agreement a Superior Proposal or a bona fide Takeover Proposal that the Board of Directors of the Company determines in good faith (after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel) may be reasonably likely to lead to the receipt of a Superior Proposal and the making of such Superior Proposal or such Takeover Proposal did not result from a material breach of Section 6.4(a); (ii) thereafter, furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms overall no less favorable to the Company than those contained in the Non-Disclosure and Confidentiality Agreement, dated as of November 28, 2006, between Parent and the Company and the other party named therein (as it may be amended from time to time, the “Confidentiality Agreement”) (a copy of which shall, subject to Section 6.4(c), be provided, promptly after its execution, for informational purposes only to Parent, and which copy and the terms and existence thereof shall be subject to the confidentiality obligations imposed on Parent pursuant to the Confidentiality Agreement), provided, that, subject to Section 6.4(c), all such information (to the extent that such information has not been previously provided or made or had been previously made available to Parent) is provided or made or had been previously made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party), and provided, further, that if such Superior Proposal or Takeover Proposal is made by a Third Party who or which, on the date hereof, is party to a confidentiality agreement with the Company which would prohibit the Company from complying with any of the terms of this Section 6.4(b) or Section 6.4(c) requiring the provision by the Company of information, agreements or the documents to Parent, then the Company may take the actions described in clauses (i) and (ii) of this Section 6.4(b) only if such confidentiality agreement with such Third Party has been amended (and the Company shall be permitted to amend such confidentiality agreement) to allow the Company to fully comply with such terms of this Section 6.4(b) and Section 6.4(c) without violating such confidentiality agreement; and (iii) following receipt of a Superior Proposal after the date of this Agreement and subject to compliance with Section 6.4(d), (x) make a Company Adverse Recommendation Change and (y) terminate this Agreement (A) upon the concurrent payment of the termination fee contemplated by Section 8.3(a) and (B) substantially concurrent entry into a definitive agreement implementing such Superior Proposal, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that its failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(c) Required Notices. The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) and (ii) of Section 6.4(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and the Company shall continue to advise Parent after taking such action of the status and terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Takeover Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, a Takeover Proposal, which notice shall be provided orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Takeover Proposal, indication or request (including any changes thereto). The Company shall keep Parent reasonably informed, on a current basis, of the status and details of any such Takeover Proposal, indication or request (including any material changes thereto) and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describe the material terms and conditions of any Takeover Proposal. Notwithstanding the foregoing provisions of this Section 6.4(c) or the provisions of Section 6.4(b), but without limitation of the further proviso in Section 6.4(b), the Company shall not be required to provide Parent with the information, agreements or other documents described in such provisions to the extent that doing so would violate the terms of any confidentiality agreement to which the Company is a party on the date hereof.

(d) Company Ability to Change Recommendation and Terminate Agreement Subject to a “Last Look”. Notwithstanding the last sentence of Section 6.4(b), the Board of Directors of the Company shall not take an action described in clause (iii) of Section 6.4(b) unless (i) the Company promptly notifies Parent, in writing at least three business days before taking that action, of its intention to do so in response to a Takeover Proposal that constitutes a Superior Proposal, attaching the most current version of any proposed agreement or a detailed summary of the material terms of any such proposal and the identity of the offeror, and (ii) Parent does not make, within such three-business-day period, an offer that is at least as favorable to the shareholders of the Company, as determined by the Board of Directors of the Company in good faith (after considering the advice of a financial advisor of nationally recognized reputation), as such Superior Proposal (it being understood that the Company shall not take any action described in clause (iii) of Section 6.4(b) during such three-business-day period, and that any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and an additional three-business-day period).

(e) Definitions of Takeover Proposal and Superior Proposal. For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Third Party relating to any (A) acquisition of assets of the Company and its Subsidiaries (including securities of Subsidiaries of the Company) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding shares of capital stock or any other voting securities of the Company, (C) tender offer (including a self-tender offer) or exchange offer that if consummated would result in any Third Party beneficially owning 20% or more of the outstanding shares of capital stock or any other voting securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, in each case other than the Transactions.

“Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into a Takeover Proposal (with all of the percentages included in the definition of Takeover Proposal increased to 75%), and which is otherwise on terms and conditions which the Board of Directors of the Company determines by a majority vote in its good faith (after consultation with a financial advisor of national reputation and outside counsel) and in light of all relevant circumstances and all the terms and conditions of such proposal and this Agreement, including any break-up fees, expense reimbursement provisions and conditions to consummation, to be more favorable to the Company’s shareholders than the Offer, the Merger and the other Transactions and for which financing, if a cash transaction (in whole or in part), is then committed or determined by the Company’s Board of Directors to be reasonably likely to be obtained.

(f) Obligation to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, cease immediately and cause to be terminated any and all existing soliciting activities, discussions or negotiations and non-public information access, if any, with or to any Third Party conducted prior to the date hereof with respect to any Takeover Proposal. The Company shall promptly request that each Third Party, if any, in possession of the confidential information about the Company or any of its Subsidiaries that was furnished by or on behalf of the Company or any of its Subsidiaries in connection with its consideration of any potential Takeover Proposal to return or destroy all confidential information heretofore furnished to such Third Party.

(g) Certain Limited Exceptions. Nothing in this Section 6.4 or elsewhere in this Agreement shall prohibit the Board of Directors of the Company from taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if such Board determines, after consultation with outside counsel, that failure to so disclose such position could constitute a violation of applicable Law; provided, however, that any such disclosure relating to a Takeover Proposal, other than (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, (ii) an express rejection of such Takeover Proposal, or (iii) an express reaffirmation of its Offer Recommendation and Merger Recommendation, shall be deemed a

Company Adverse Recommendation change. In addition, it is understood and agreed that, for purposes of this Agreement (including ARTICLE VIII), a factually accurate public statement by the Company that describes the Company’s receipt of a Takeover Proposal and the operation of this Agreement with respect thereto shall not be deemed a Company Adverse Recommendation Change if the Company affirmatively reaffirms in such disclosure the Offer Recommendation and Merger Recommendation.

Section 6.5 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the Transactions; provided that in no event shall Parent or Merger Sub be required by this Section 6.5 or any other provision of this Agreement to (A) license, divest, dispose of or hold separate any material portion of the assets or businesses of Parent or the Company or any of their respective material Subsidiaries or otherwise take or commit to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any material portion of the assets or businesses of Parent or the Company or any of their respective material Subsidiaries, or that would have a material adverse effect on Parent and its Subsidiaries (including the Surviving Corporation) taken as a whole after giving effect to the Transactions, (B) agree to or effect any license, divestiture, disposition or hold separate any business or take any other action or agree to any limitation that is not conditioned on the consummation of the Merger or (C) pay any significant amounts in connection with seeking or obtaining such consents, approvals or authorizations as are required to complete the Transactions under applicable Antitrust Laws (excluding any mandatory filing fees and reasonable and customary costs and expenses associated with making applications for, and responding to requests for information from Governmental Authorities with respect to, such required consents, approvals or authorizations); provided, further, that the Company (x) shall not take or agree to take any action identified in clause (A), (B) or (C) of the immediately preceding sentence without the prior written consent of Parent and (y) if so requested by Parent, shall use reasonable best efforts to effect any license, divestiture or disposition of, or hold separate, any of the Company’s assets or businesses necessary to obtain clearances or approvals required for the Closing under the Antitrust Laws, provided that such action is conditioned on the consummation of the Merger and does not reduce the amount or delay the payment of the Offer Price, Merger Consideration, Option Consideration or SAR Consideration payable in connection with the Transactions. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a United States federal or state Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within ten (10) business days of the date hereof, and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.5 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (ii) the Company and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and use reasonable best efforts to otherwise minimize the effect of such Law on the Transactions.

(c) Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions; provided, however, that the parties may designate certain of such filings, or certain information contained therein, as being provided on an outside counsel basis only. No party hereto shall independently participate in any meeting or discussion with any Governmental Authority in respect of any such filings, applications, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate (which, at the request of any of the parties, shall be limited to outside antitrust counsel only).

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.5, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Without limiting any other provision hereof, Parent and the Company shall each use its reasonable best efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the Transactions, on or before the Walk-Away Date, including by defending through litigation on the merits any claim asserted in any court by any Person and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event by no later than the Walk-Away Date).

(e) Without limiting any other provision hereof, the Company shall use its reasonable best efforts to file or transmit, as applicable, such notices, letters, instruments and the like with or to the FDA, U.S. Patent and Trademark Office, U.S. Copyright Office and all foreign counterparts to each of the foregoing relating to the Transactions as may required to comply with all applicable Laws, and, subject to the occurrence of the Effective Time, to vest all right, title, and interest in the Company Technology in Parent effective as of the Effective Time.

Section 6.6 Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 6.7 Public Announcements. Parent and the Company have agreed upon the form and substance of the press release to be issued by Parent, on the one hand, and the Company, on the other hand, announcing the execution of this Agreement and the Transactions, which shall be issued promptly following the execution and delivery hereof. Other than with respect to such press releases, Parent and the Company shall consult with each other and consider in good faith the views of the other party before issuing any press release or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law, order of a court of competent jurisdiction or any listing agreement with or rule of any applicable securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 6.8 Access to Information; Confidentiality. Subject to applicable Laws relating to the exchange of information, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all of its and its Subsidiaries’ properties, books, Contracts, personnel and records and the Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it pursuant to the requirements of federal or state securities Laws to the extent copies of such reports, schedules and other documents are not accessible via the SEC’s EDGAR database, (ii) other information concerning its and its Subsidiaries’ business, properties and personnel as Parent or any of its Representatives may reasonably request; and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized Representatives to cooperate with Parent in its investigation of the Company and its Subsidiaries; provided, however, that the Company may restrict the foregoing access if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party or jeopardize the protection of an attorney-client privilege. The information provided will be subject to the terms of the Confidentiality Agreement. No investigation pursuant to this Section 6.8 or information provided, made available or delivered to Parent pursuant to this Agreement (other than, subject to Section 9.8, information contained in the Company Disclosure Schedule) will affect any of the representations or warranties of the Company contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

Section 6.9 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, and (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, such party or any of its Subsidiaries and relating to the Transactions. In addition, prior to the Acceptance Date, the Company shall give prompt notice to Parent of any inaccuracy of any representation or warranty of the Company contained in this Agreement, or any failure of the Company to materially comply with any covenant or agreement of the Company set forth herein, at any time during the term of this Agreement that would reasonably be expected to cause the Offer Conditions set forth in clause 2(c) or (d) of Annex I not to be satisfied or reasonably be expected to give rise to a termination right pursuant to Section 8.1(d)(i); provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 6.10 Indemnification and Insurance.

(a) From and after the Acceptance Date and until the Effective Time, the Company shall, and Parent shall cause the Company to, and from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee or agent of another Person (including any employee benefit plan)), at, or at any time prior to, the Effective Time (including acts or omissions occurring in connection with the Transactions), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company’s articles of incorporation and bylaws and the organizational documents of such Subsidiaries, in each case, as currently in effect, which shall survive the Transactions and continue in full force and effect in accordance with their respective terms. Without limiting the foregoing, from and after the Acceptance Date and until the Effective Time, the Company shall, and Parent shall cause the Company to, and from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, cause the articles of incorporation and by-laws of the Surviving Corporation (or any successor) to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company’s articles of incorporation and bylaws, which provisions shall not be, except as required by applicable Law, amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, subject to Section 6.10(b), from and after the Acceptance Date and until the Effective Time, the Company shall, and Parent shall cause the Company to, and from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, promptly advance any expenses (including fees and expenses of legal counsel) of any Indemnitee incurred in connection with matters for which this Section 6.10 may apply (including in connection with enforcing the indemnity and other obligations provided for in this Section 6.10) as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law. Unless Parent and the Surviving Corporation otherwise determine that the Indemnitee’s conduct complied with such applicable standards, any determination required to be made with respect to whether an Indemnitee’s conduct complies with the standards set forth under applicable Law, the Company’s articles of incorporation or bylaws, the organizational documents of the Company’s Subsidiaries or the articles of incorporation or bylaws of the Surviving Corporation, as the case may be, shall be made in the manner described in Section 6 of Article VI of the Company’s articles of incorporation as in effect on the date hereof; provided, however, that with regard to acts or omissions of a Continuing Indemnitee occurring after the Acceptance Date and prior to the Effective Time, any determination as to whether the applicable standard of conduct was met shall be made by special legal counsel agreed upon by the Company’s Board of Directors (excluding the Continuing Indemnitee) and the Continuing Indemnitee, unless Parent and the Surviving Corporation otherwise determine that the Continuing Indemnitee’s conduct complied with such applicable standards. If the Company’s Board of Directors (excluding the Continuing Indemnitee) and the Continuing Indemnitee are unable to agree on such special legal counsel the Company’s Board of Directors (excluding the Continuing Indemnitee) and the Continuing Indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

(b) The Indemnitees may retain counsel reasonably satisfactory to them after consultation with the Company (if after the Acceptance Date and prior to the Effective Time), and Parent (if on or after the Effective Time); provided, however, that (w) the Company (if after the Acceptance Date and prior to the Effective Time) or Parent or the Surviving Corporation (if on or after the Effective Time) shall have the right to assume the defense thereof (provided the Company or Parent and the Surviving Corporation, as applicable, each confirm in writing to the Indemnitee their obligations to indemnify such party), and upon such assumption, the Company or Parent, as applicable, shall not be liable to any Indemnitee, and shall not be obligated to advance any expenses to any Indemnitee pursuant to Section 6.10(a), for any legal expenses of other counsel or any other expenses incurred by any Indemnitee in connection with the defense thereof, except that if the Company or Parent and the Surviving Corporation, as applicable, elect not to assume such defense or counsel for the Indemnitees reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between the Company or Parent or the Surviving Corporation, as applicable, on the one hand, and the Indemnitees, on the other hand, the Indemnitees may retain counsel reasonably satisfactory to them after consultation with the Company or Parent, as applicable, and the Company or Parent, as applicable, shall pay the reasonable fees and expenses of such counsel for the Indemnitees; provided that in such case (x) the Company or Parent and the Surviving Corporation, as applicable, shall be obligated pursuant to this Section 6.10 to pay for only one firm or counsel for all Indemnified Parties, unless the proposed counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues that raise conflicts of interest among such parties, in which case the Company or Parent, as applicable, shall pay the reasonable fees and expenses of additional counsel to the extent necessary to avoid such conflict and (y) the Company or Parent and the Surviving Corporation, as applicable, shall not be liable for any settlement effected without its prior written consent (which shall not be unreasonably withheld, conditioned or delayed). Any Indemnitee wishing to claim indemnification under this Section 6.10, upon learning of any claim or proceeding relating to any acts or omissions covered under this Section 6.10, shall notify the Company (if after the Acceptance Date and prior to the Effective Time), or Parent and the Surviving Corporation (if on or after the Effective Time) thereof, provided, that the failure to so notify shall not affect the obligations of the Company or Parent, as applicable, under this Section 6.10, except to the extent such failure to notify materially prejudices the Company or Parent or the Surviving Corporation, as applicable.

(c) By no later than the Acceptance Date, the Company shall obtain and fully pay (up to a maximum cost of 300% of the current annual premium paid by the Company and its Subsidiaries for their existing directors’ and officers’ liability insurance coverage in the aggregate) for a tail policy of directors’ and officers’ liability insurance (with a policy limit and coverage no greater than such existing directors’ and officers’ liability insurance coverage) in respect of acts or omissions occurring prior to the Acceptance Date (and with respect to Continuing Indemnitees, in respect of acts or omissions occurring prior to the Effective Time) covering each Indemnitee for a period of six years following the Acceptance Date (and with respect to Continuing Indemnitees, six years following the Effective Time) with an insurance carrier nationally recognized in the United States of America; provided that the Company shall give Parent a reasonable opportunity to participate in selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation, to maintain such tail policy. In the event that any Indemnitee is entitled to coverage under an directors’ and officers’ liability insurance policy pursuant to this Section 6.10(c) and such policy has lapsed, terminated, been repudiated or is otherwise in breach or default as a result of Parent’s, the Surviving Corporation’s or any of their Affiliates’ failure to maintain and fulfill its obligations pursuant to such policy, Parent shall, and shall cause the Surviving Corporation to, pay to the Indemnitee such amounts and provide any other coverage or benefits as the Indemnitee shall have been otherwise entitled to have received pursuant to such policy. Parent agrees that, should the Surviving Corporation fail to comply with the obligations of this

Section 6.10(c), Parent shall be responsible therefor. For those Indemnitees who are directors or officers of the Company on the Acceptance Date and who continue to be directors or officers of the Company at any time during the period from the Acceptance Date until the Effective Time (“Continuing Indemnitees”), the tail policy described above shall provide, or at the Company’s election Parent shall provide, such Continuing Indemnitees with directors’ and officers’ liability insurance coverage in respect of acts or omissions occurring on or after the Acceptance Date and prior to the Effective Time, with a carrier of national recognition, and having terms at least as favorable to each such Indemnitee with respect to such matters as those provided to each such Indemnitee under the Company’s directors’ and officers’ liability insurance in effect on the date of this Agreement.

(d) The provisions of this Section 6.10 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of the Company, Parent and the Surviving Corporation under this Section 6.10 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 6.10 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 6.10 applies shall be third party beneficiaries of this Section 6.10).

(e) In the event that the Company, Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company, Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.10.

Section 6.11 Fees and Expenses. Except as provided in Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

Section 6.12 Employee Matters. Nothing in this Agreement shall be interpreted as limiting the power of Parent and its Subsidiaries, including the Surviving Corporation, from and after the Effective Time, to amend or terminate any employee benefit plan, program, contract or arrangement in accordance with its terms (subject to Parent’s and the Surviving Corporation’s obligations under Section 3.3) or to continue the employment of any employee of the Company or any of its Subsidiaries who were employees of the Company or any Subsidiary of the Company immediately prior to the Effective Time (a “Company Employee”); provided that if Parent or any Subsidiary of Parent should terminate the employment of a Company Employee, he or she shall be entitled to the severance benefits, including severance payments, medical benefits continuation and outplacement services according to the schedule previously disclosed to the Company. Without limiting the generality of Section 9.6, nothing in this Section 6.12, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.12.

Section 6.13 Voting of Shares of Parent Capital Stock. The Company shall cause the votes attaching to the ordinary shares of Parent beneficially owned by it or any of its Subsidiaries to be cast in favor of approval of the Parent Voting Proposals at the Parent Shareholder Meeting.

Section 6.14 Nasdaq De-listing; Exchange Act Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act promptly after the Effective Time.

Section 6.15 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. Prior to the Effective Time, each of the Company and Parent shall, and shall cause its Representatives to, cooperate with the other party in making any determination or computation necessary or appropriate with respect to the Convertible Notes, the Merrill Warrants, the Company Hedge Option and the Forward Transaction, including with respect to any cash amounts or shares of Company Common Stock that may be receivable, issuable, deliverable or payable by the Company pursuant to the Indenture and any instrument representing the Convertible Notes, the Warrant Confirmations, the Company Hedge Option Confirmations and the Forward Confirmation.

Section 6.16 Merger Without Meeting of Shareholders. If, after the consummation of the Offer and any exercise of the Top-Up Option, the number of shares of Company Common Stock beneficially owned by Parent and Merger Sub collectively represent at least 90% of the then outstanding shares of Company Common Stock, Parent shall cause Merger Sub to, and the Company shall execute and deliver such documents and instruments and take such other actions as Parent or Merger Sub may request in order to, cause the Merger to be completed as promptly as reasonably practicable as provided in Article 12 Section 13.1-719 of the VSCA, and otherwise as provided in this Agreement.

Section 6.17 Undertaking by Parent. Parent shall cause Merger Sub to timely perform all of Merger Sub’s obligations under this Agreement.

Section 6.18 Parent Financing. From and after the Acceptance Date, Parent shall lend, or cause to be lent to, the Company (pursuant to a promissory note or notes, each of which shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty) cash amounts which the Company may request from time to time be lent to it by Parent for purposes of funding amounts which may become due and payable by the Company in connection with (a) this Agreement and the Transactions (including related fees and expenses), (b) the surrender of the Convertible Notes for conversion by the holders thereof (up to the lesser of $1,000 and the Conversion Value (as such term is defined in the Indenture) for each $1,000 principal amount of Convertible Notes surrendered for conversion) and (c) the settlement upon “Cancellation and Payment” of the Merrill Warrants pursuant to the Warrant Confirmations (such amounts, the “Parent Financing”). Parent shall promptly deliver to the Company the amount of the Parent Financing requested by the Company by wire transfer of same-day funds to an account previously designated by the Company to the Parent. The Company shall use the proceeds of the Parent Financing solely for the purposes provided in this Section 6.18. The existence of the Parent Financing shall not constitute a breach or violation of any representation, warranty, covenant or agreement of the Company contained herein. If the Company has the right to make an election as to the form of consideration to be paid to the holders of the Convertible Notes or Merrill Warrants pursuant to the terms of the Indenture or Warrant Confirmations, as applicable, from and after the Acceptance Date, such right shall be exercised by Parent, in its sole and absolute discretion, for and on behalf of the Company, and in connection therewith, the Company shall use its reasonable best efforts to provide Parent with sufficient notice to allow Parent to exercise such right.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. If required by the VSCA, the Company Shareholder Approval shall have been obtained;

(b) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal; and

(c) Purchase of Shares. Merger Sub shall have accepted for purchase and paid for the shares of Common Stock tendered pursuant to the Offer.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Offer and the Merger abandoned at any time prior to the Effective Time, notwithstanding the receipt of the Company Shareholder Approval and Parent Shareholder Approvals:

(a) Subject to Section 1.3(c), by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors;

(b) by either the Company or Parent:

(i) if June 20, 2007 (the “Walk-Away Date”) shall have occurred and the Offer shall not have been consummated on or before the close of business on the Walk-Away Date, provided, that the Walk-Away Date shall automatically be extended to August 20, 2007 (and such date shall then be the Walk-Away Date for all purposes of this Agreement) if the only Offer Condition(s) that has(ve) not been or would not be satisfied as of June 20, 2007 is (are) one or both of the Offer Conditions set forth in Paragraph 1(b) and Paragraph 2(a) of Annex I; and provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party whose failure to fulfill any obligation under this Agreement was the primary cause of, or resulted in, the failure of the Offer to be consummated on or before the Walk-Away Date; or

(ii) if any Restraint enjoining, restraining, preventing or prohibiting the acceptance for payment of, and payment for, the shares of Company Common Stock pursuant to the Offer or consummation of the Merger or making the acceptance for payment of, and payment for, the shares of Company Common Stock pursuant to the Offer or consummation of the Merger illegal shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the Parent Shareholder Approvals shall not have been obtained at the Parent Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof, at which a vote on approving the Parent Voting Proposals is taken, or the Parent Shareholder Approval shall not have been obtained prior to the second business day preceding the Walk-Away Date; provided that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to the Company if the Company shall have breached Section 6.13; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to Parent where the failure to obtain such Parent Shareholder Approvals shall have been caused by the action or failure to act of Parent, and such action or failure to act constitutes a breach by Parent of this Agreement; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to the Company where the failure to obtain such Parent Shareholder Approvals shall have been caused by the action or failure to act of the Company, and such action or failure to act constitutes a breach by the Company of this Agreement; or

(c) by Parent:

(i) if prior to the Acceptance Date, the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Paragraph 2(c) or (d) of Annex I and (B) is either incurable, or if curable, is not cured by the Company by the earlier of (x) 30 days following receipt by the Company of written notice of such breach or failure and (y) the Walk-Away Date; provided, at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under this Agreement; or

(ii) if prior to the Acceptance Date, (A) a Company Adverse Recommendation Change shall have occurred or (B) the Board of Directors of the Company shall have failed to publicly confirm the Offer Recommendation or Merger Recommendation within five business days of a written request by Parent that it do so; or

(iii) if prior to the Acceptance Date, the Company shall have materially breached any of its obligations under Section 6.4; or

(iv) subject to Section 1.1, due to a failure of the Offer Conditions to be satisfied at the Expiration Date, the Offer shall have expired or been terminated without Merger Sub having purchased any shares of Company Common Stock pursuant thereto; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(iv) if Parent’s or Merger Sub’s breach of this Agreement was directly or indirectly the cause of, or directly or indirectly resulted in, the failure of any of the Offer Conditions to be satisfied or the failure of Parent to have accepted for payment shares of Company Common Stock pursuant to the Offer; or

(d) by the Company:

(i) if prior to the Acceptance Date, Parent or Merger Sub shall have (A) failed to perform in any material respect any of its obligations required to be performed by it under this Agreement or (B) breached any of Parent’s or Merger Sub’s representations and warranties (without regard to materiality or Parent Material Adverse Effect qualifiers contained therein), which breach or failure to perform, in the case of clause (B), would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse

Effect and, in the case of either clause (A) or (B) is either incurable, or if curable, is not cured by Parent by the earlier of (x) 30 days following receipt by Parent of written notice of such breach or failure and (y) the Walk-Away Date, provided, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement, and provided, further that for purposes of this Section 8.1(d)(i), Merger Sub’s failure in any material respect to commence or extend the Offer, or to purchase shares of Company Common Stock validly tendered and not withdrawn in accordance with the terms of this Offer or this Agreement, in any such case in violation of the terms of the Offer or this Agreement, shall be deemed an incurable breach of this Agreement; or

(ii) prior to the Acceptance Date, in accordance with, and subject to the terms and conditions of, Section 6.4(b); or

(iii) prior to the Acceptance Date, if (A) a Change in Parent Recommendation shall have occurred or (B) the Board of Directors of Parent shall have failed to publicly confirm the Parent Board Recommendation within five business days of a written request by the Company that it do so; or

(iv) prior to the Acceptance Date, Parent shall have materially breached any of its obligations under Section 6.2; or

(v) the Offer shall have expired or been terminated without Merger Sub having purchased any shares of Company Common Stock pursuant thereto, provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(v) if the event referred to in this clause directly or indirectly resulted from or was caused by the Company’s failure to perform any of its obligations under this Agreement or the failure of a condition set forth in Paragraph 2(c) or (d) of Annex I.

Section 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 (other than pursuant to Section 8.1(a)), written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no further force or effect, except that (i) Section 6.11, this Section 8.2, Section 8.3, ARTICLE IX, the penultimate sentence of Section 6.8, and the Confidentiality Agreement in accordance with its terms shall survive termination of this Agreement and remain in full force and effect and (ii) nothing shall relieve any party from liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) for fraud or any willful breach of any of its representations or warranties or the willful breach of any of its covenants or agreements set forth in this Agreement.

Section 8.3 Termination Fees.

(a) If a Company Payment Event occurs, the Company shall pay Parent (by wire transfer of immediately available funds), if pursuant to clause (i) below, simultaneously with the occurrence of such Company Payment Event or, if pursuant to clause (ii) below, within two business days following such Company Payment Event, a fee of $70,000,000.

A “Company Payment Event” means the termination of this Agreement pursuant to:

(i) Section 8.1(d)(ii), Section 8.1(c)(iii) or Section 8.1(c)(ii); or

(ii) Section 8.1(b)(i), but only if, both (A) prior to the Walk-Away Date, a Takeover Proposal shall have been publicly announced or otherwise communicated to the Company’s Board of Directors and not withdrawn, revoked or rejected prior to the date of termination of this Agreement pursuant to Section 8.1(b)(i), and (B) the Company, within nine months of such termination, enters into a definitive agreement with respect to, or consummates a Takeover Proposal (provided that for purposes of this clauses (ii), each reference to “20%” in the definition of Takeover Proposal shall be deemed a reference to “50%”).

(b) If a Parent Payment Event occurs, Parent shall pay the Company (by wire transfer of immediately available funds) if pursuant to clause (ii) in the succeeding sentence, simultaneously with the occurrence of such Parent Payment Event or, if pursuant to clause (i) in the succeeding sentence, within two business days following such Parent Payment Event, a fee of $70,000,000. A “Parent Payment Event” means the termination of this Agreement pursuant to (i) Section 8.1(b)(iii) or (ii) Section 8.1(d)(iii) or Section 8.1(d)(iv).

(c) If a Company Payment Event occurs, the Company shall reimburse Parent (by wire transfer of immediately available funds), no later than two business days after such termination, for 100% of its documented out-of-pocket fees and expenses (including reasonable fees and expenses of its counsel) up to $8,000,000 actually incurred by it in connection with this Agreement and the Transactions, including the arrangement of, obtaining the commitment to provide or obtaining any financing for such transactions.

(d) If a Parent Payment Event occurs, Parent shall reimburse the Company (by wire transfer of immediately available funds), no later than two business days after such termination, for 100% of its documented out-of-pocket fees and expenses (including reasonable fees and expenses of its counsel) up to $8,000,000 actually incurred by it in connection with this Agreement and the Transactions.

(e) Each party acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, it would not enter into this Agreement. In the event that a party fails to pay any amount due the other party when due pursuant to this Section 8.3, the party so failing to pay shall reimburse the party to which it is obligated to so pay for all reasonable costs and expenses actually incurred or accrued by the other party (including reasonable fees and expenses of counsel) in connection with such party’s enforcement of this Section 8.3.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival of Representations and Warranties. All representations and warranties in this Agreement shall terminate at the Effective Time.

Section 9.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval or Parent Shareholder Approvals, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Merger by the shareholders of the Company and Parent, there shall be no amendment or change to the provisions hereof which by applicable Law would require further approval by the shareholders of the Company or Parent, respectively.

Section 9.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 9.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided, that Parent and the Merger Sub may assign any of its rights and obligations hereunder, in whole or in part, to any Affiliate or Subsidiary of Parent without obtaining the consent of the Company and any such assignment shall not relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

Section 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule, the exhibits hereto, the documents and instruments relating to the Transactions referred to herein, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for the rights, benefits and remedies granted to the Indemnitees under Section 6.10.

Section 9.7 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state, except to the extent that the VSCA is applicable to the Transactions.

(b) Each party agrees that any dispute or disagreement between or among any of the parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement shall be commenced and prosecuted in its entirety solely in the United States District Court for the Eastern District of Virginia and any reviewing appellate court thereof. If the United States District Court for the Eastern District of Virginia, or any reviewing appellate court thereof, finds that it does not have jurisdiction over the dispute or disagreement, then and only then can the parties proceed in state court and the parties hereby agree that any such dispute will only be brought in state court in Richmond, Virginia. Each party consents to personal and subject matter jurisdiction and venue in such Virginia federal or state courts (as the case may be) and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or for any other reason. The parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.10 shall be deemed effective service of process on such party.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.8 Company Disclosure Schedule References; Company SEC Documents. Notwithstanding anything in this Agreement that may be deemed to the contrary (including the lead-in to ARTICLE IV hereof):

(a) any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties (or covenants, as applicable) the Company that are contained in this Agreement, but only, in each case, if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) would be apparent from a reasonable reading thereof to a reasonable person without independent knowledge of the matters so disclosed. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably expected to have a Company Material Adverse Effect;

(b) in no event shall any information contained in any section of any Company SEC Document entitled “Risk Factors” be deemed to be an exception to (or, as applicable, a disclosure for purposes of) any representation and warranty (or covenant, as applicable) of the Company that is contained in this Agreement, except to the extent such information consists of factual historical statements (e.g., factual descriptions of the performance, results of operations, assets, liabilities or financial condition of the Company and its Subsidiaries); and

(c) in no event shall any other information contained in any Company SEC Document be deemed to be an exception to (or, as applicable, a disclosure for purposes of) any representation and warranty (or covenant, as applicable) of the Company that is contained in this Agreement, except to the extent that such information constitutes factual historical statements (e.g., factual descriptions of the performance, results of operations, assets, liabilities or financial condition of the Company and its Subsidiaries which shall, in each case, for the sake of clarity, exclude all subjective opinions or judgments of management and all forward-looking statements).

Section 9.9 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (and, more specifically, that irreparable damage would occur if the Transactions were not consummated and the Company’s shareholders did not receive the Merger Consideration or the Offer Price or the holders of the Options and the SARs did not receive the Option Consideration or SAR Consideration, respectively, in accordance with the terms but subject to the conditions of this Agreement). It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the parties’ obligation to consummate the Transactions and Parent’s obligation to pay, and the Company’s shareholders’, the holders of Options’ and the holders of the SARs’ right to receive, the Offer Price, the Merger Consideration, the Option Consideration or the SAR Consideration, as the case may be, pursuant to the Transactions, subject in each case to the terms and conditions of this Agreement) in any court specified in Section 9.7(b), without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 9.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed) or sent by nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Shire plc

Hampshire International Business Park

Chineham, Basingstoke

Hampshire, England, RG24 8EP

Attention: Tatjana May, General Counsel

Facsimile: +44 (0) 12 5689 4710

with copies to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention: John J. McCarthy, Jr.

Facsimile: (212) 450-3800

and

Williams Mullen

Two James Center

1021 East Cary Street (23219)

P.O. Box 1320

Richmond, Virginia 23218-1320

Attention: Randolph H. Lickey

Facsimile: (804) 783-6507

If to the Company, to:

New River Pharmaceuticals Inc.

The Governor Tyler

1881 Grove Avenue

Radford, Virginia 24141

Attention: Randal J. Kirk

Facsimile: (540) 633-7939

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Morris J. Kramer, Esq.

Facsimile: (212) 735-2000

and

Skadden, Arps, Slate, Meagher & Flom LLP

One Beacon Street

Boston, Massachusetts 02108

Attention: Kent A. Coit, Esq.

Facsimile: (617) 573-4822

and

Troutman Sanders LLP

1001 Haxall Point

Richmond, Virginia 23219

Attention: David I. Meyers, Esq.

Facsimile: (804) 698-5176

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 9.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.12 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

(a) “Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, and the rules, regulations and guidelines promulgated thereunder and foreign equivalents thereof.

(b) “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

(c) “Business” shall mean the entire business of the Company and its Subsidiaries as currently conducted, namely drug and drug delivery system development, manufacturing, process development, and formulation for use as medicine or diagnostics.

(d) “business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of Richmond, Virginia or London, England are authorized or required by Law to be closed.

(e) “Collaboration Agreements” shall mean, collectively, (i) the United States Collaboration Agreement dated as of March 31, 2005 by and among Shire LLC, Shire Pharmaceuticals Group PLC and New River Pharmaceuticals Inc., and (ii) the ROW Territory License Agreement dated as of March 31, 2005 by and among Shire Pharmaceuticals Ireland Limited, Shire Pharmaceuticals Group PLC and New River Pharmaceuticals Inc.

(f) “Company Confidential Information” shall mean all Confidential Information in which the Company or any of its Subsidiaries have any right, title, interest, license to use, or otherwise possesses the legal right to use and that is necessary or useful in conducting the present business of the Company or any of its Subsidiaries.

(g) “Company Copyrights” shall mean all Copyrights in which the Company or any of its Subsidiaries has any right, title, interest, license to use, or otherwise possesses the legal right to use and that is necessary or useful in conducting the present business of the Company or any of its Subsidiaries.

(h) “Company Patents” shall mean all Patents in which the Company or any of its Subsidiaries has any right, title, interest, license to use, or otherwise possesses the legal right to use and that is necessary or useful in conducting the present business of the Company or any of its Subsidiaries.

(i) “Company Stock Plan” shall mean a Company Plan listed in Section 9.12(i) of the Company Disclosure Schedule.

(j) “Company Technology” shall mean all intellectual property including, but not limited to Copyrights, Know-How, Patents, Trademarks, and Trade Secrets in which the Company or any of its Subsidiaries has any right, title, interest, license to use, or otherwise possesses the legal right to use and that is necessary or useful in conducting the present business of the Company or any of its Subsidiaries.

(k) “Company Trademarks” shall mean all Trademarks in which the Company or any of its Subsidiaries have any right, title, interest, license to use, or otherwise possesses the legal right to use and that is necessary or useful in conducting the present business of the Company or any of its Subsidiaries.

(l) “Company Trade Secrets” shall mean all Trade Secrets in which the Company or its Subsidiaries have any right, title, interest, license to use, or otherwise possesses the legal right to use and that is necessary or useful in conducting the present business of the Company or its Subsidiaries.

(m) “Confidential Information” shall mean all confidential or proprietary information, whether written or oral. Notwithstanding the foregoing, Confidential Information shall not include information: (i) which was publicly known prior to initial disclosure of such information by a disclosing Person as proven by prior written records in existence prior to such initial disclosure, (ii) that has become publicly known, in print or other tangible form, without any act or omission of any Person other than the disclosing Person, (iii) received by a receiving party without restriction at any time from a third party, other than the disclosing party, rightfully having possession of and the right to disclose such information, (iv) shown to have been otherwise known by the receiving party prior to disclosure of such information by the disclosing party to the receiving party as proven by prior written records in existence prior to such initial disclosure, or (v) shown to have been independently developed by employees or agents of the receiving party without access to or use of such information of the disclosing party as proven by the receiving party’s written records.

(n) “Copyright” shall mean original works of authorship fixed in a tangible medium.

(o) “Drug Approval Application” shall mean a New Drug Application filed with the FDA or the equivalent application or filing filed with any equivalent Regulatory Authority outside of the United States necessary for marketing of a drug in such jurisdiction.

(p) “FDA” shall mean the United States Food and Drug Administration or any successor federal agency thereto.

(q) “GAAP” shall mean generally accepted accounting principles in the United States.

(r) “Governmental Authority” shall mean any government, court, regulatory or administrative agency, commission, authority, department, court, or official, including any political subdivision thereof, any governmental self-regulatory agency or any other governmental instrumentality, whether federal, state, local, domestic, foreign or multinational.

(s) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(t) “IND” shall mean an Investigational New Drug Application filed with the FDA or a similar application filed with an applicable Regulatory Authority outside of the United States such as a clinical trial application or a clinical trial exemption.

(u) “Key Product” shall mean, each of the following products: (i) NRP104, (ii) NRP290, (iii) NRP369, and (iv) NRP409.

(v) “Know-How” shall mean any non-public information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases; ideas; discoveries; inventions; trade secrets; practices; methods; tests; assays; techniques; specifications; processes; formulations; formulae; knowledge; skill; experience; materials including pharmaceutical, chemical and biological materials; products; research tools; software programs; algorithms; computational combinatorial medicinal chemistry technologies; compositions; scientific, technical, or test data, including without limitation pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, and stability data; studies; procedures; drawings; plans; designs; diagrams; sketches; technology; documentation; and patent-related and other legal information or descriptions. For the avoidance of doubt Know-How does not include Patents (as defined below).

(w) “Knowledge” of (i) the Company shall mean the knowledge of any of the individuals set forth in Section 9.12(w) of the Company Disclosure Schedule and (ii) Parent or any of its Subsidiaries shall mean the actual knowledge of the Chief Executive Officer, Chief Financial Officer, General Counsel or Head of Parent’s Specialty Pharmaceutical Business, in each case, after due and diligent inquiry.

(x) “Lien” shall mean, with respect to any property or asset (including any security), any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

(y) “Marketing Approval” shall mean all approvals (including INDs, NDAs, supplemental NDAs, and pricing and reimbursement approvals, where applicable), product and/or establishment licenses, registrations or authorizations of any regional, federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture, use, storage, import, export, transport, offer for sale, or sale of a pharmaceutical product in a regulatory jurisdiction.

(z) “NDA” shall mean a New Drug Application.

(aa) “Patent” shall mean (i) valid and enforceable patents, re-examinations, reissues, renewals, extensions, supplementary protection certificates and term restorations, any confirmation patent or registration patent or patent of addition based on any such patent, (ii) pending applications for patents, including without limitation continuations, continuations-in-part, divisional, provisional and substitute applications, and inventors’ certificates, (iii) all foreign counterparts of any of the foregoing; and (iv) all priority applications of any of the foregoing.

(bb) “Permitted Liens” shall mean (i) any Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value of the property subject thereto, (v) statutory landlords’ liens and liens granted to landlords under any lease; and (vi) any purchase money security interests.

(cc) “Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

(dd) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

(ee) “sNDA” shall mean a supplemental New Drug Application.

(ff) “Subsidiary” shall mean, with respect to any specified Person, any other Person of which (or in which) such specified Person will, at the time, directly or indirectly through one or more subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) having ordinary voting power to elect a majority of the board of directors or other similar governing body (irrespective of whether at the time capital stock (or other shares of beneficial interest) of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency), (b) hold at least 50% of the interests in the capital or profits, (c) hold at least 50% of the beneficial interest (in the case of any such Person that is a trust or estate), or (d) be a general partner (in the case of a partnership) or a managing member (in the case of a limited liability company).

(gg) “Technology” shall mean all intellectual property including, but not limited to Copyrights, Know-How, Patents, Trademarks, and trade secrets.

(hh) “Third Party” shall mean any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates, and the Representatives of such Person, in each case, acting in such capacity.

(ii) “Trademark” shall mean anything which is an indication of the Company as origin, including, but not limited to, trademark(s), trade dress, logo(s), slogan(s), design(s), domain name(s), and internet site(s) used by the Company at any time to identify or in connection with the Company or any goods developed by the Company.

(jj) “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, or process, that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(kk) “Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger, the Offer and the Top-Up Option.

Section 9.13 Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit, Annex or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit, Annex or Schedule to, this Agreement unless otherwise indicated. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. For purposes of this Agreement, a document will be deemed “delivered” and will be deemed “made available” if it was accessible by Parent and its Representatives on-line through the Hunton & Williams Client Workroom system as of the close of business on February 19, 2007. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. In addition, references to any statute are to that statute and to the rules and regulations promulgated thereunder. References to a Person are also to its permitted successors and assigns. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any U.S. legal term shall, with respect to any jurisdiction other than the United States or any state or territory thereof, be construed as references to the term or concept that most nearly corresponds to it in that jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Merger to be duly executed and delivered as of the date first above written.

SHIRE PLC

By:	/s/ Angus Russell
Name:	Angus Russell
Title:	Director

SHUTTLE CORPORATION

By:	/s/ Matthew Emmens
Name:	Matthew Emmens
Title:	Director and President

NEW RIVER PHARMACEUTICALS INC.

By:	/s/ Randal J. Kirk
Name:	Randal J. Kirk
Title:	President, Chief Executive Officer and Chairman

ANNEX I

Conditions of the Offer

Capitalized terms used in this Annex I and not otherwise defined herein shall have the meanings assigned to them in the Agreement of Merger to which it is attached (the “Merger Agreement”).

Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered in the Offer and, subject to the terms of the Merger Agreement, including Section 1.1, may terminate the Offer, if:

(1) immediately prior to the expiration of the initial offering period for the Offer, as the same may (or, to the extent required by the Merger Agreement, shall) be extended from time to time (the “Expiration Date”), (a) there shall not have been validly tendered in the Offer and not properly withdrawn that number of shares of Company Common Stock which, together with the number of Shares, if any, then owned beneficially by Parent, Merger Sub or their controlled Affiliates, represents at least a majority of the total number of then-outstanding shares of Company Common Stock on a “fully diluted basis” (which shall mean, as of any time, the number of shares of Company Common Stock outstanding, together with all shares of Company Common Stock which the Company would be required to issue pursuant to any then outstanding warrants, options, or other securities convertible into or exercisable or exchangeable for shares of Company Common Stock), (b) the waiting period (and any extension thereof) applicable to the purchase of shares of Company Common Stock pursuant to the Offer under the HSR Act shall not have expired or been terminated, or (c) the Parent Shareholder Approvals shall not have been obtained; or

(2) at any time on or after the date of this Agreement and immediately prior to the Expiration Date, any of the following conditions exists:

(a) there shall be instituted or pending any action or proceeding by any Governmental Authority, (1) challenging or seeking to make illegal, to delay materially or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the shares of Company Common Stock by Parent or Merger Sub or the consummation of the Merger, (2) seeking to obtain material damages in connection with the Offer or the Merger, (3) seeking to impose or confirm material limitations on the ability of Parent, Merger Sub or any of Parent’s other Affiliates effectively to exercise full rights of ownership of the shares of Company Common Stock, including the right to vote any shares of Company Common Stock acquired or owned by Parent, Merger Sub or any of Parent’s other Affiliates on all matters properly presented to the Company’s shareholders, (4) prohibiting or limiting the ownership or operation by the Company, Parent or any of their respective material Affiliates of any material portion of the businesses or assets of the Company, Parent or any such material Affiliate, or

Annex I-1

requiring any such Person to divest or hold separate any material portion of its businesses or assets, as a result of the Transactions; (5) seeking to require divestiture by Parent, Merger Sub or any of Parent’s other Affiliates of any shares of Company Common Stock or (6) prohibiting Parent or any of its Affiliates from effectively controlling a material portion of the business or operations of the Company or its material Subsidiaries;

(b) any Restraint shall be in effect enjoining, restraining, preventing or prohibiting the acceptance for payment of, and payment for, the shares of Company Common Stock pursuant to the Offer or consummation of the Merger or making the acceptance for payment of, and payment for, the shares of Company Common Stock pursuant to the Offer or consummation of the Merger illegal;

(c) the representations and warranties of the Company contained in ARTICLE IV of this Agreement (without regard to materiality or Company Material Adverse Effect qualifiers contained therein, except in the case of the representations and warranties referred to in clause (x) of this clause (c) as to which such qualifiers shall be taken into account) shall not be true and correct, in each case, as of the date of the Merger Agreement and immediately prior to the Expiration Date as if made at and as of such time (other than representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except for (i) changes made in accordance with this Agreement or (ii) where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that (x) the representations and warranties in Sections 4.1, 4.2, 4.4(a), 4.4(b) 4.4(c)(i), 4.4(d), 4.4(e), 4.6(a), 4.6(b), 4.6(f), 4.10(a), 4.19, 4.20 and 4.21 that are qualified by materiality or Company Material Adverse Effect shall be true and correct as of the date of the Merger Agreement and immediately prior to the Expiration Date as if made at and as of such time (other than representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except for changes contemplated or permitted by this Agreement, and (y) the representations and warranties in Sections 4.1, 4.2, 4.4(a), 4.4(b) 4.4(c)(i), 4.4(d), 4.4(e), 4.6(a), 4.6(b), 4.6(f), 4.10(a), 4.19, 4.20 and 4.21 that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the date of the Merger Agreement and immediately prior to the Expiration Date as if made at and as of such time (other than representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date), except for changes made in accordance with this Agreement;

(d) the Company shall have failed to perform in any material respect any of its obligations required to be performed by it under this Agreement;

(e) since the date of the Merger Agreement, there shall have occurred any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have a Company Material Adverse Effect; or

Annex I-2

(f) the Merger Agreement shall have been terminated in accordance with its terms.

At the request of Parent immediately prior to the Expiration Date, the Company shall deliver to Parent a certificate executed on behalf of the Company by the chief executive officer or chief financial officer of the Company certifying that the conditions set forth in clauses 2(c), (d) and (e) are satisfied as of such time and date.

Subject to the terms and conditions of the Merger Agreement, the foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Parent or Merger Sub, in whole or in part, at any time, at the sole discretion of Parent or Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Annex I-3

Exhibit A

FORM OF TENDER AND SUPPORT AGREEMENT

This Tender and Support Agreement dated as of February 20, 2007 (this “Agreement”) is among each of the individuals or entities listed on a signature page hereto (each, a “Shareholder”) and Shire plc, a public limited company incorporated under the laws of England and Wales (“Parent”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement of Merger dated as of the date of this Agreement (including the related Plan of Merger, together with any amendments or supplements thereto, the “Merger Agreement”) among Parent, Shuttle Corporation, a Virginia corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and New River Pharmaceuticals Inc., a Virginia corporation (the “Company”).

Each Shareholder beneficially owns the shares of common stock of the Company, par value $0.001 per share (“Company Common Stock”), set forth opposite his or its name on Schedule A (all such shares set forth on Schedule A opposite such Shareholder’s name, such Shareholder’s “Schedule A Shares”).

Concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into the Merger Agreement, which provides for, among other things, the making of a tender offer by Merger Sub for all of the outstanding shares of the Company Common Stock and the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth therein.

As a condition to Parent’s willingness to enter into the Merger Agreement, Parent has required that each Shareholder enter into this Agreement.

In consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound, the parties agree as follows:

Section 1. Certain Definitions. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below:

“beneficial ownership” of any security by any Person means “beneficial ownership” of such security as determined pursuant to Rule 13d-3 under the Exchange Act, including all securities as to which such Person has the right to acquire, without regard to the 60-day period set forth in such rule. The terms “beneficially owned” and “beneficial owner” shall have correlative meanings.

“Shares” means, with respect to any Shareholder, (i) such Shareholder’s Schedule A Shares and (ii) all shares of Company Common Stock of which such Shareholder acquires beneficial ownership during the Agreement Period.

“Principal Shareholder” means Randal J. Kirk.

Section 2. Agreement to Tender. Each Shareholder hereby agrees to validly tender or cause to be tendered in the Offer all of such Shareholder’s Shares (excluding for purposes of this Section 2 any Shares that are the subject of unexercised Options or SARs) pursuant to and in accordance with the terms of the Offer as promptly as practicable (but no later than the close of business on the 17th business day) after commencement of the Offer. In furtherance of the foregoing, each Shareholder shall (i) deliver to the depositary designated in the Offer (the “Depositary”) (A) a letter of transmittal with respect to its Shares complying with the terms of the Offer, (B) a certificate or certificates representing such Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any uncertificated Shares and (C) all other documents or instruments, to the extent applicable, required to be delivered by other shareholders of the Company pursuant to the terms of the Offer, and/or (ii) instruct its broker or such other Person that is the holder of record of any Shares to tender such Shares pursuant to and in accordance with the terms of the Offer. Each Shareholder agrees that once its Shares are tendered, such Shareholder will not withdraw or cause to be withdrawn any of such Shares from the Offer, unless and until this Agreement shall have been terminated in accordance with Section 13(d). Upon the end of the Agreement Period, Parent shall cause the Depositary to immediately return to each Shareholder all certificates representing such Shareholder’s Shares which had been previously delivered to the Depositary pursuant to this Section 2 or, with regard to uncertificated Shares, to take such other appropriate action to immediately evidence and effect the return of such Shares to each Shareholder in book-entry form or otherwise.

Section 3. Documentation and Information. Each Shareholder (i) consents to and authorizes the publication and disclosure by Parent of such Shareholder’s identity and holding of Shares, the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines is required to be disclosed by applicable Law in any press release, the Offer Documents, the Company Proxy Statement (including all schedules and documents filed with the SEC), or any other disclosure document in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement and (ii) agrees promptly to give to Parent any information it may reasonably require for the preparation of any such disclosure documents. Each Shareholder agrees to promptly notify Parent of any required corrections with respect to any information supplied by such Shareholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 4. Voting Agreement. During the period beginning on the date of this Agreement and ending on the earlier of (x) the Effective Time, (y) the agreement of the parties hereto to terminate this Agreement, and (z) the termination of the Merger Agreement in accordance with its terms (the “Agreement Period”), each Shareholder hereby irrevocably and unconditionally agrees that at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called (each, a “Company Shareholders Meeting”), or in connection with any written consent of the holders of Company Common Stock, each Shareholder shall:

(a) be present, in person or represented by proxy, or otherwise cause such Shareholder’s Shares to be counted for purposes of determining the presence of a quorum at such meeting (to the fullest extent that such Shares may be counted for quorum purposes under applicable Law);

(b) vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) with respect to all such Shareholder’s Shares, in each case, to the fullest extent that such Shares are entitled to be voted at the time of any vote or action by written consent:

(i) in favor of the (A) approval and adoption of the Merger Agreement, the Merger and each of the other actions contemplated by the Merger Agreement; and (B)

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without limitation of the preceding clause (A), approval of any proposal to adjourn or postpone the Company Shareholders Meeting to a later date if there are not sufficient votes for approval and adoption of the Merger Agreement on the date on which the Company Shareholders Meeting is held; and

(ii) against (A) any action or agreement that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, or prevent or delay or adversely affect the consummation of the transactions contemplated by the Merger Agreement, (B) any Takeover Proposal and any action in furtherance thereof, (C) any reorganization, recapitalization or winding-up of the Company or any other extraordinary transaction involving the Company, or (D) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of such Shareholder under this Agreement.

Section 5. Irrevocable Proxy. Each Shareholder, revoking (or causing to be revoked) any proxies that he or it has heretofore granted, hereby irrevocably appoints Parent as attorney-in-fact and proxy for and on behalf of such Shareholder, for and in the name, place and stead of such Shareholder, to: (a) attend any and all Company Shareholder Meetings; (b) vote, express consent or dissent or issue instructions to the record holder to vote such Shareholder’s Shares in accordance with the provisions of Section 4(b) at any such meeting; and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 4, all written consents with respect to the Shares. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of such Shareholder) until the end of the Agreement Period and shall not be terminated by operation of Law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 13(d). Each Shareholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with and granted in consideration of and as an inducement to Parent entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of the Shareholder under Section 4 hereof. The irrevocable proxy set forth in this Section 5 is executed and intended to be irrevocable, subject, however, to automatic termination upon the termination of this Agreement pursuant to Section 13(d). Parent covenants and agrees with each Shareholder that Parent will exercise the foregoing proxy consistent with the provisions of Section 4 hereof.

Section 6. Representations and Warranties of Each Shareholder. Each Shareholder (other than Principal Shareholder), severally but not jointly as to any other Shareholder (including Principal Shareholder), and Principal Shareholder, jointly and severally with each other Shareholder, represents and warrants to Parent as follows (it being understood that, except where expressly stated to be given or made as of the date hereof only, the representations and warranties contained in this Agreement shall be made as of the date hereof and as of the date of each Company Shareholders Meeting and the Acceptance Date):

(a) Organization. Such Shareholder, if it is a corporation, partnership, limited liability company, trust or other entity, is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.

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(b) Authorization. If such Shareholder is not an individual, it has full corporate, limited liability company, partnership or trust power and authority to execute and deliver this Agreement and to perform its obligations hereunder. If such Shareholder is an individual, he has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder. The execution and delivery by each Shareholder of this Agreement and the consummation by each Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder. This Agreement has been duly executed and delivered by such Shareholder and constitutes a valid and legally binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c) No Violation.

(i) The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of such Shareholder’s obligations hereunder will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien on, or the loss of, any of the properties or assets of such Shareholder (including such Shareholder’s Shares) pursuant to: (i) if such Shareholder is not an individual, any provision of its articles of incorporation, bylaws or similar organizational documents; or (ii) any Contract to which such Shareholder is a party or by which any of his or its properties or assets is bound or any order or Law applicable to such Shareholder or his or its properties or assets.

(ii) No consent, approval, order, authorization or Permit of, or registration, declaration or filing with or notification to, any Governmental Authority or any other Person is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement by such Shareholder or the performance by such Shareholder of such Shareholder’s obligations hereunder, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(d) Ownership of Shares. As of the date hereof, each Shareholder is, and (except with respect to any Schedule A Shares Transferred in accordance with Section 7(b) hereof) at all times during the Agreement Period will be, a beneficial owner of such Shareholder’s Schedule A Shares. As of the date hereof, the Schedule A Shares together constitute all of the shares of Company Common Stock beneficially owned by the Shareholders. Each Shareholder has, and (except with respect to any Shares Transferred in accordance with Section 7(b) hereof) at all times during the Agreement Period will have, with respect to such Shareholder’s Shares, either (i) the sole power, directly or indirectly, to vote or dispose of such Shares or (ii) the shared power, directly or indirectly, to vote or dispose of such Shares together with (but only with) one or more other Shareholders, and as such, has, and (except with respect to any Shares Transferred in accordance with Section 7(b) hereof) at all times during the Agreement Period

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will have, the complete and exclusive power, individually or together with one or more other Shareholders, to, directly or indirectly, (x) issue (or cause the issuance of) instructions with respect to the matters set forth in Section 4, (y) agree to all matters set forth in this Agreement and (z) demand and waive appraisal or dissent rights. Principal Shareholder has, and (except with respect to any Shares Transferred in accordance with ?Section 7(b) hereof) at all times during the Agreement Period will have, with respect to Principal Shareholder’s Shares, the exclusive power to control, directly or indirectly, any Shareholder that has shared voting and dispositive power over such Shares with Principal Shareholder. As of the date hereof, with respect to each Shareholder, except as set forth opposite such Shareholder’s name on Schedule A, such Shareholder’s Schedule A Shares are issued and outstanding and entitled to be voted at the Company Shareholder Meeting and such Shareholder does not beneficially own any warrants, options or other rights to acquire any shares of Company Common Stock. Each Shareholder’s Schedule A Shares and all other Shares of Company Common Stock of which such Shareholder acquires beneficial ownership during the Agreement Period, shall at all times be free and clear of Liens, proxies, powers of attorney, voting trusts, options, rights of first offer or refusal or agreements (other than any Liens or proxy created by this Agreement). Except as provided in this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, to which such Shareholder is a party obligating such Shareholder to Transfer, or cause to be Transferred, any of such Shareholder’s Shares. Except pursuant to the Merger Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Shareholder’s Shares.

(e) Absence of Litigation. With respect to any Shareholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Shareholder, threatened against or affecting, such Shareholder or any of its or his properties or assets (including such Shareholder’s Shares) that could reasonably be expected to impair the ability of such Shareholder to perform his or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Opportunity to Review; Reliance. Each Shareholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of his or its own choosing. Each Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

(g) Finders’ Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder in his capacity as such.

Section 7. No Proxies for or Encumbrances on Covered Shares.

(a) Except pursuant to the terms of this Agreement or as agreed in writing by Parent, during the Agreement Period, no Shareholder shall (nor permit any Person under such Shareholder’s control to), without the prior written consent of Parent, directly or indirectly, (i) grant any proxies, powers of attorney, rights of first offer or refusal or enter into any voting trust, (ii) sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) (each, a “Transfer”), (iii) otherwise permit any Liens to be created on, or (iv) enter into any Contract (including any derivative, hedging or other agreement), option or other arrangement (including any profits sharing arrangement) or understanding with respect to the direct or indirect Transfer of, any Shares. No Shareholder shall, and shall not permit any Person under such Shareholder’s

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control or any of its or their respective Representatives to, seek or solicit any such Transfer or any such Contract, option or other arrangement or understanding and agrees to notify Parent promptly, and to provide all details requested by Parent, if Principal Shareholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing. Without limiting the foregoing, no Shareholder shall, and shall not permit any Person under such Shareholder’s control or any of its or their respective Representatives to, take any other action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of such Shareholder’s obligations hereunder or the transactions contemplated by the Merger Agreement. Without limiting the foregoing, each Shareholder also agrees not to engage in any transaction with respect to any of such Shareholder’s Shares with the primary purpose of depriving Parent of the intended benefits of this Agreement.

(b) Notwithstanding the foregoing, each Shareholder shall have the right to Transfer its or his Shares to a Permitted Transferee of such Shareholder if and only if such Permitted Transferee shall have agreed in writing, in a manner acceptable in form and substance to Parent, (i) to accept such Shares subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Shareholder for all purposes of this Agreement; provided, however, that notwithstanding such Transfer, Principal Shareholder shall continue to be liable for any breach by the transferee or other recipient of such Transferred Shares of this Agreement with respect to such Transferred Shares. “Permitted Transferee” means, with respect to any Shareholder, (A) any other Shareholder, (B) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Shareholder, (C) any charitable organization described in Section 170(c) of the Code, (D) any trust, the trustees of which include only the Persons named in clause (A) or (B) and the beneficiaries of which include only the Persons named in clause (A), (B), (C) or (D), (E) any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which include only the Persons named in clause (A) or (B), or (F) if such Shareholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust.

(c) No Shareholder shall request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder’s Shares, unless such Transfer is made in compliance with this Agreement. Each Shareholder hereby authorizes Parent to direct the Company to impose stop orders to prevent the Transfer of any Shares on the books of the Company in violation of this Agreement.

Section 8. Street Name Shares. With respect to the 523,650 Schedule A Shares beneficially owned by Randal J. Kirk (2000) Limited Partnership which are held of record by Charles Schwab & Co., Inc. (the “Broker”), Randal J. Kirk (2000) Limited Partnership shall, by no later than March 1, 2007, deliver a letter to the Broker that informs the Broker of such Shareholder’s obligations under this Agreement and that informs the Broker that the Broker may not act in disregard of such obligations without the prior written consent of Parent.

Section 9. Waiver of Appraisal Rights. Each Shareholder hereby irrevocably waives any and all rights he or it may have as to appraisal, dissent or any similar or related matter with respect to any of such Shareholder’s Shares that may arise with respect to the Merger or any of the transactions contemplated by the Merger Agreement, including, without limitation, under Article 15 of the VSCA.

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Section 10. Notices of Certain Events. Each Shareholder shall notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of such Shareholder set forth in Section 6.

Section 11. Further Assurances. Parent and each Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations under this Agreement.

Section 12. Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of a stock split, reverse stock split, recapitalization, combination, reclassification, readjustment, exchange of shares or the like, the terms “Schedule A Shares” and “Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in the transaction.

Section 13. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given or made as of the date of receipt if delivered personally, sent by telecopier or facsimile (and sender shall bear the burden of proof of delivery), sent by overnight courier (providing proof of delivery) or sent by registered or certified mail (return receipt requested, postage prepaid), in each case, to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

If to Parent:

Shire plc

Hampshire International Business Park

Chineham, Basingstoke

Hampshire, England, RG24 8EP

Attention: Tatjana May, General Counsel

Facsimile: +44 (0) 12 5689 4710

with a copy to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention: John J. McCarthy, Jr.

Facsimile No.: (212) 450-3800

If to a Shareholder, to his, her or its address set forth on a signature page hereto, with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Morris J. Kramer, Esq.

Facsimile: (212) 735-2000

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and to:

Troutman Sanders, LLP

1001 Haxall Point

Richmond, Virginia 23219

Attention:

David I. Meyers, Esq.

Facsimile: (804) 698-5176

(b) Entire Agreement; No Third Party Beneficiaries; Amendment.

(i) This Agreement constitutes the entire agreement, and supersedes all prior understandings, agreements or representations, by or among the parties hereto with respect to the subject matter hereof.

(ii) This Agreement shall not confer any rights or remedies upon any Person or entity other than the parties hereto and their respective permitted successors and permitted assigns.

(iii) This Agreement may only be amended by a written instrument executed and delivered by Parent and the Shareholder who or which is to be party to and bound by such amendment.

(c) Assignment; Binding Effect. Subject to Section 7(b), neither any Shareholder, on the one hand, nor Parent, on the other hand, may assign this Agreement or any of his or its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written approval of Parent or such Shareholder, as applicable, and any attempted assignment without such prior written approval shall be void and without legal effect; provided, however, that Parent may assign its rights hereunder to a direct or indirect wholly owned Subsidiary of Parent, it being understood and agreed that any such assignment shall not relieve Parent of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

(d) Termination. This Agreement shall automatically terminate and become void and of no further force or effect at the end of the Agreement Period; provided, however, that no such termination shall relieve or release any Shareholder or Parent from any obligations or liabilities arising out of his or its breach of this Agreement prior to its termination.

(e) Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL.

(i) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state, except to the extent that the VSCA is applicable to this Agreement.

(ii) Each party agrees that any dispute or disagreement between or among any of the parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement shall be commenced and prosecuted in its entirety solely in the United States District Court for the Eastern District of Virginia and any

8

reviewing appellate court thereof. If the United States District Court for the Eastern District of Virginia, or any reviewing appellate court thereof, finds that it does not have jurisdiction over the dispute or disagreement, then and only then can the parties proceed in state court and the parties hereby agree that any such dispute will only be brought in state court in Richmond, Virginia. Each party consents to personal and subject matter jurisdiction and venue in such Virginia federal or state courts (as the case may be) and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or for any other reason. The parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13(a) shall be deemed effective service of process on such party.

(iii) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.

(g) Specific Performance. Parent and each Shareholder agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and each Shareholder shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 13(e)(ii), without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

(h) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by or on behalf of the party incurring such cost or expense.

(i) Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

(j) Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(k) Interpretation. Any reference to any national, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” In this Agreement, the Shareholder

9

of any Company Common Stock held in trust shall be deemed to be the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require to be most protective of Parent, including for purposes of such trustees’ representations and warranties as to the proper organization of the trust, their power and authority as trustees and the non-contravention of the trust’s governing instruments.

(l) No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

(m) Obligations. The obligations of each Shareholder (other than Principal Shareholder) under this Agreement are several and not joint, and no Shareholder (other than Principal Shareholder) shall have any liability or obligation under this Agreement for any breach hereunder by any other Shareholder (including Principal Shareholder). The obligations of Principal Shareholder under this Agreement are joint and several with each other Shareholder, and Principal Shareholder shall be liable under this Agreement for any breach hereunder by any other Shareholder.

(n) No Limitation on Actions as Director. Notwithstanding any other provision of this Agreement, nothing in this Agreement is intended to, or shall be construed to, prohibit a Shareholder, or any officer or Affiliate of a Shareholder who is a director of the Company, from taking any action in his or her capacity as a member of the Company’s Board of Directors or from exercising his or her fiduciary duties as a member of the Company’s Board of Directors.

Section 14. Representations and Warranties of Parent. Parent represents and warrants to each Shareholder, as of the date hereof and as of the date of each Company Shareholders Meeting and the Acceptance Date, that it has full corporate or other power and authority to execute and deliver this Agreement and, subject to obtaining the Parent Shareholder Approvals, to perform its obligations hereunder. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

[The next page is the signature page]

10

The parties hereto have executed this Tender and Support Agreement as of the date first written above.

SHIRE PLC

By:	_______________________________________
Name:	Angus Russell
Title:	Director

[Shareholder Signatures Begin on the Next Page]

_______________________________________
RANDAL J. KIRK

Address:

1881 Grove Avenue Radford, VA 24141
Facsimile: (540) 633-7939

[Tender and Support Agreement — Shareholder Signature Page]

KIRKFIELD, L.L.C.

By:	_______________________________________
Name:	Randal J. Kirk
Title:	Manager, Third Security, LLC, which is the Manager of Kirkfield, L.L.C.

Address:

1881 Grove Avenue Radford, VA 24141
Facsimile: (540) 633-7939

[Tender and Support Agreement — Shareholder Signature Page]

NEW RIVER MANAGEMENT II, LP

By:	_______________________________________
Name:	Randal J. Kirk
Title:	Manager, Third Security, LLC, which is the Manager of Third Security Capital Partners, LLC, which is the General Partner of New River Management II, LP

Address:

1881 Grove Avenue Radford, VA 24141
Facsimile: (540) 633-7939

[Tender and Support Agreement — Shareholder Signature Page]

NEW RIVER MANAGEMENT III, LP

By:	_______________________________________
Name:	Randal J. Kirk
Title:	Manager, Third Security, LLC, which is the Manager of Third Security Capital Partners III, LLC, which is the General Partner of New River Management III, LP

Address:

1881 Grove Avenue Radford, VA 24141
Facsimile: (540) 633-7939

[Tender and Support Agreement — Shareholder Signature Page]

RJK, L.L.C.

By:	_______________________________________
Name:	Randal J. Kirk
Title:	Manager, Third Security, LLC, which is the Manager of RJK, L.L.C.

Address:

1881 Grove Avenue Radford, VA 24141
Facsimile: (540) 633-7939

[Tender and Support Agreement — Shareholder Signature Page]

THIRD SECURITY STAFF 2001 LLC

By:	_______________________________________
Name:	Randal J. Kirk
Title:	Manager

Address:

1881 Grove Avenue Radford, VA 24141
Facsimile: (540) 633-7939

[Tender and Support Agreement — Shareholder Signature Page]

RANDAL J. KIRK (2000) LIMITED PARTNERSHIP

By:	_______________________________________
Name:	Randal J. Kirk
Title:	President, Lotus Capital (2000) Company Inc., the Corporate General Partner of Randal J. Kirk (2000) Limited Partnership

Address:

Dept.391 2644 Capitol Trl., Ste. 300 Newark, DE 19711
Facsimile: (540) 633-7939

[Tender and Support Agreement — Shareholder Signature Page]

TRUST UNDER R.J. KIRK DECLARATION OF TRUST, DATED MARCH 29, 2000, BETWEEN RANDAL J. KIRK, AS SETTLOR, AND RANDAL J. KIRK, AS TRUSTEE

By:	__________________	, as trustee
Name:	Randal J. Kirk

Address:

1881 Grove Avenue Radford, VA 24141 Facsimile: (540) 633-7939

[Tender and Support Agreement — Shareholder Signature Page]

LOTUS CAPITAL (2000) COMPANY INC.

By:	_______________________________________
Name:	Randal J. Kirk
Title:	President

Address:

Dept.391 2644 Capitol Trl., Ste. 300 Newark, DE 19711
Facsimile: (540) 633-7939

[Tender and Support Agreement — Shareholder Signature Page]

SCHEDULE A

Name	Number of Shares
RANDAL J. KIRK	2,278,668

KIRKFIELD, L.L.C.	1,182,665

RJK, L.L.C.	5,764,637

RANDAL J. KIRK (2000) LIMITED PARTNERSHIP	523,650

TRUST UNDER R.J. KIRK DECLARATION OF TRUST, DATED MARCH 29, 2000, BETWEEN RANDAL J. KIRK, AS SETTLOR, AND RANDAL J. KIRK, AS TRUSTEE	1,498,144

NEW RIVER MANAGEMENT II, LP	4,415,278

NEW RIVER MANAGEMENT III, LP	1,466,218

THIRD SECURITY STAFF 2001 LLC	1,471,806

LOTUS CAPITAL (2000) COMPANY, INC.	9,350

TOTAL	18,610,416

A-1

EXHIBIT B

PLAN OF MERGER

merging

SHUTTLE CORPORATION,

a Virginia corporation

with and into

NEW RIVER PHARMACEUTICALS INC.,

a Virginia corporation

1. Merger. Shuttle Corporation, a Virginia corporation (the “Merged Corporation”) and an indirect wholly owned subsidiary of Shire plc, a public limited company incorporated under the laws of England and Wales (“Parent”), shall, upon the effective time and date set forth in the Articles of Merger (the “Articles of Merger”) to be filed with the State Corporation Commission (the “SCC”) of the Commonwealth of Virginia (such time being referred to herein as the “Effective Time”), be merged (the “Merger”) with and into New River Pharmaceuticals Inc., a Virginia corporation (the “Company”). As a result of the Merger, the separate corporate existence of the Merged Corporation shall cease and the Company shall continue as the surviving corporation following the Merger (the “Surviving Corporation”). The corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected and unimpaired by the Merger.

2. Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights, privileges, immunities, powers and franchises of the Company and the Merged Corporation shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and the Merged Corporation shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

3. Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Company shall be amended and restated as set forth on Schedule A attached hereto, so that they shall be identical to the articles of incorporation of the Merged Corporation in effect as of immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “New River Pharmaceuticals Inc.”), and shall be the articles of incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with the VSCA or the articles of incorporation of the Surviving Corporation.

4. Bylaws. At the Effective Time, the Bylaws of the Company shall be amended and restated so that they shall be identical to the bylaws of the Merged Corporation as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation reflected therein shall be “New River Pharmaceuticals Inc.”), and shall be the bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with the VSCA, the articles of incorporation of the Surviving Corporation or the bylaws of the Surviving Corporation.

5. Board of Directors. The directors of the Merged Corporation immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

6. Officers. The officers of Merged Corporation immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

7. Manner and Basis of Converting Shares of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Merged Corporation, the Company or the holders of any shares of Company Common Stock or of any shares of common stock, no par value per share, of the Merged Corporation:

(a) Capital Stock of the Merged Corporation. Each share of common stock of the Merged Corporation issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Cancellation of Subsidiary-Owned and Parent-Owned Company Common Stock. Any shares of Company Common Stock owned by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by Parent, the Merged Corporation or any wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 7(b) or shares for which the holders thereof properly demanded appraisal as provided in Section 9) shall be converted into the right to receive $64.00 in cash or any higher price paid for each share of Company Common Stock in the Offer, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or, in the case of uncertificated shares, evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 10(b), without interest.

8. Company Stock and Options and Stock Appreciation Rights.

(a) Company Stock Options. At the Effective Time, all options to acquire shares of Company Common Stock outstanding immediately prior to the Effective Time granted by the Company under any Company Stock Plan (each, an “Option”), whether or not fully vested and exercisable, shall be cancelled and each holder of an Option shall be paid in full satisfaction of such Option, a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option, subject to applicable withholding Taxes. Promptly (and in no event more than three business days) after the Effective Time, Parent shall make or cause the Surviving Corporation to make the cash payments to be made to holders of Options pursuant to this Section 8(a).

(b) Company Stock Appreciation Rights. At the Effective Time, all stock appreciation rights outstanding immediately prior to the Effective Time with respect to shares of Company Common Stock, whether or not granted under a Company Stock Plan (each, a “SAR“), and whether or not fully vested and exercisable, shall be cancelled and each holder of a SAR shall be paid in full satisfaction of such SAR, a cash amount equal to the SAR Consideration for each share of Company Common Stock then subject to the SAR, subject to applicable withholding Taxes. Promptly (and in no event more than three business days) after the Effective Time, Parent shall make or cause the Surviving Corporation to make the cash payments to be made to holders of SARs pursuant to this Section 8(b).

(c) Consent. Notwithstanding any provision of this Plan of Merger to the contrary, payment pursuant to this Section 8(c) may be withheld in respect of any Option or SAR until any consent determined by the Company to be required has been obtained.

9. Dissenters’ Shares. Shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall not have voted or caused or permitted any of their shares to be voted in favor of the Merger shall have properly demanded appraisal for such shares in accordance with the VSCA to the extent entitled thereto (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration, and such shareholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of the VSCA; provided that all Dissenters’ Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under the VSCA shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender of the Certificates in the manner provided in Section 10 hereof that, immediately prior to the Effective Time, evidenced such shares.

10. Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a national bank or trust company (the “Paying Agent”) reasonably acceptable to the Company for the purpose of exchanging Certificates into the right to receive the Merger Consideration pursuant to Section 7(c). Parent shall deposit such aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time. Such aggregate Merger Consideration deposited with the Paying Agent may, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) money market funds investing solely in a combination of the foregoing. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs. Any portion of the Merger Consideration made available to the Paying Agent pursuant to this Section 10(a) to pay for shares of Company Common Stock for which appraisal rights have been properly demanded shall be returned to Parent, upon demand.

(b) Payment Procedures. As soon as reasonably practicable after the Effective Time (but in no event more than five business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as the Surviving Corporation or the Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive, and Parent shall cause the Paying Agent to promptly pay to such holder, in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate and such Certificate so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid. Until so surrendered or transferred, as the case may be, in accordance with this Section 10(b), each Certificate shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

(c) Transfer Books. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this Section 10(c) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and from and after the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the

Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 10(e) if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be exchanged for the Merger Consideration provided for in this Section 10(c), subject to compliance with the procedures set forth herein.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Section 10(d).

(e) Termination of Fund. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 10(a) and any interest received with respect thereto that remains undistributed to the holders of Company Common Stock for nine months after the Effective Time shall be delivered to the Surviving Corporation, and thereafter any holders of Company Common Stock who have not complied with this Section 10(e) prior to the end of such nine-month period shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Plan of Merger to the contrary, none of the Company, the Merged Corporation, Parent, the Surviving Corporation, any of their respective Affiliates or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold (without duplication) from the consideration otherwise payable to a holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign Tax Law, and Parent, the Surviving Corporation or the Paying Agent shall provide to the former holders of Company Common Stock written notice of the amounts so deducted or withheld. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

11. Amendment and Termination. At any time prior to the Effective Time, the Plan of Merger may be amended, whether before or after receipt of the Company Shareholder Approval, by written agreement of the Company, the Merged Corporation and Parent, by action taken by their respective Boards of Directors; provided, however, that following approval of the Merger by the Company Shareholders and Parent, there shall be no amendment or change to the provisions hereof which by applicable Law would require further approval by the Company Shareholders or Parent, respectively, including to effect any of the changes listed in §13.1-716E of the VSCA.

12. Defined Terms. As used in this Plan of Merger, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

(b) “Agreement” shall mean the Agreement of Merger, dated as of February 20, 2007, among Parent, the Merged Corporation and the Company.

(c) “business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of Richmond, Virginia or London, England are authorized or required by Law to be closed.

(d) “Closing Date” means the actual time and date of the closing of the Merger.

(e) “Company Common Stock” shall mean each issued and outstanding share of the Company’s common stock, par value $0.001 per share.

(f) “Company Shareholder Approval” shall mean the approval and adoption of the Agreement and this Plan of Merger by the affirmative vote of the holders of at least a majority of the shares of Company Common Stock entitled to vote on the Merger.

(g) “Company Shareholder” shall mean any holder of Company Common Stock.

(h) “Company Stock Plan” shall mean the Company’s Incentive Compensation Plan.

(i) “Governmental Authorities” shall mean any government, court, regulatory or administrative agency, commission, authority, department, court, or official, including any political subdivision thereof, any governmental self-regulatory agency or any other governmental instrumentality, whether federal, state, local, domestic, foreign or multinational.

(j) “Law” shall mean all laws, injunctions, judgments, decrees, rulings, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities.

(k) “Offer” shall mean a tender offer made by the Merged Corporation to purchase all of the outstanding Company Common Stock at a price per share of $64.00, net to the seller in cash, on the terms and subject to the conditions set forth in the Agreement.

(l) “Option Consideration” shall mean, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option.

(m) “Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

(n) “SAR Consideration“ means, with respect to each share of Company Common Stock subject to a particular SAR, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the strike price of such SAR in respect of such share of Company Common Stock related to such SAR.

(o) “SEC” shall mean the United States Securities and Exchange Commission.

(p) “Subsidiary” shall mean, with respect to any specified Person, any other Person of which (or in which) such specified Person will, at the time, directly or indirectly through one or more subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) having ordinary voting power to elect a majority of the board of directors or other similar governing body (irrespective of whether at the time capital stock (or other shares of beneficial interest) of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency), (b) hold at least 50% of the interests in the capital or profits, (c) hold at least 50% of the beneficial interest (in the case of any such Person that is a trust or estate), or (d) be a general partner (in the case of a partnership) or a managing member (in the case of a limited liability company).

(q) “Taxes” shall mean (a) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by a federal, state, local or foreign Governmental Authority, including income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security (or similar), unemployment, disability, value added, alternative or add-on minimum or other taxes, and including any interest, penalties or additions attributable thereto; (b) any liability for the payment of any amount of the type described in clause (a) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto; and (c) any liability for the payment of any amount of the type described in clauses (a) and (b) above as a result of any implied obligation to indemnify or otherwise assume the liability of any other Person or as a transferee or successor.

(r) “Tax Return” shall mean any return, filing, report, questionnaire, information statement or other document required to be filed, including amended returns that may be filed, for any taxable period with any Governmental Authority relating to Taxes.